Exhibit 99.4

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

)
In re:	)	Case No. 03-15299 (PSH)
)
EAGLE FOOD CENTERS, INC.,	)	(Jointly Administered)
et al.,	)	Chapter 11
)
Debtors.	)	Hon. Pamela S. Hollis

DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN
OF LIQUIDATION OF EAGLE FOOD CENTERS, INC., AND ITS AFFILIATED DEBTORS

John Wm. Butler, Jr.
George N. Panagakis
Ron E. Meisler
SKADDEN, ARPS, SLATE,
MEAGHER & FLOM LLP
333 West Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700
ATTORNEYS FOR DEBTORS
AND DEBTORS-IN-POSSESSION

Dated:	Chicago, Illinois
January 29, 2004

DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE FIRST AMENDED JOINT PLAN OF LIQUIDATION OF EAGLE FOOD CENTERS, INC., AND ITS AFFILIATED DEBTORS (THE “PLAN”) AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT OR FILED BY THE EXHIBIT FILING DATE.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF EAGLE FOOD CENTERS, INC., OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, EAGLE FOOD CENTERS, INC., OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES.

SUMMARY OF THE PLAN

The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions and information appearing elsewhere in this Disclosure Statement and the Plan.  All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.  A copy of the Plan is annexed hereto as Appendix A.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by Eagle Food Centers, Inc. (“Eagle Foods” or the “Company”), and four (4) of its affiliates (the “Affiliate Debtors”), debtors and debtors-in-possession (collectively the “Debtors”) as filed on December 24, 2003 and thereafter amended, with the United States Bankruptcy Court for the Northern District of Illinois, Eastern

Division (the “Bankruptcy Court”).  Certain provisions of the Plan, and thus the descriptions and summaries contained herein, are or may become the subject of continuing negotiations among the Debtors and various parties and, therefore, remain subject to modification.  The Debtors do not anticipate that such modifications will have a material effect on the distributions contemplated by the Plan and any such modifications will be disclosed at the Confirmation Hearing.

A.                                    Business Overview

For more than one hundred years, the Debtors operated a leading regional supermarket chain offering a full selection of groceries, meats, fresh produce, dairy products, delicatessen and bakery products, health and beauty aids and other general merchandise and, in certain stores, service seafood, prescription medicine, video rental, floral service, in-store banks, dry cleaners and coffee shops.  At the commencement of these cases, the Debtors achieved approximately $600 million in annual sales and operated over sixty (60) stores throughout Illinois and Iowa.

Nearly four (4) years ago, Eagle Foods filed a chapter 11 proceeding in order to facilitate a largely prenegotiated financial restructuring.  Eagle Foods emerged from that chapter 11 proceeding in August 2000.  Since its initial restructuring efforts, Eagle Foods faced new threats from increased competition, rising costs in connection with its unionized labor, significant cash outlays to cover interest expense from its outstanding Prepetition Notes, and a recessionary economy.  As a result, Eagle Foods’ overall cost of doing business increased and the company once again faced a liquidity crisis.  Accordingly, the Debtors commenced a strategic review of their operations and considered a number of options to maximize value through strategic business initiatives, capital restructurings and/or asset dispositions involving all or a part of the business.  With limited liquidity and an interest payment on its Prepetition Notes looming, the Debtors ultimately decided to continue this review process under the protections of the Bankruptcy Code and filed for relief under chapter 11 on April 7, 2003 (the “Petition Date”).

In chapter 11, the Debtors continued to review various restructuring and sale alternatives.  In this regard, the Debtors frequently conferred with the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) and representatives of the United Food and Commercial Workers and the International Brotherhood of Teamsters unions which together represented approximately 3,300 of the Debtors’ employees as of the Petition Date.  The Debtors believed that any of the standalone alternatives that they considered posed substantial risks of an unacceptable scope and magnitude.  Accordingly, the Debtors further pursued the growing interest generated among prospective bidders in a sale process, and decided to sell as many stores as they could as a going concern and, ultimately, to liquidate their remaining assets.

B.                                    General Structure of the Plan

The Plan, which has been negotiated with the Creditors’ Committee, provides for the liquidation of the Debtors’ assets and for the distribution of the net proceeds of the Debtors’ assets to creditors in order of their relative priority of distribution under the Bankruptcy Code.  The Plan contemplates and is predicated upon the substantive consolidation of the Debtors.  The Plan further contemplates that, upon consummation, the Affiliate Debtors will be merged with and into Eagle Foods, which will remain in existence for the limited purpose of implementing the Plan and making distributions to creditors as provided in the Plan.  Three (3) shares of common stock shall be issued by Reorganized Eagle Foods and each of the three (3) members of the board of directors of Reorganized Eagle Foods (to be appointed pursuant to Section 7.4 of the Plan) will hold title to a share of common stock.  In addition, the Chief Wind Down Officer (to be designated, as set forth in Section 7.5 of the Plan) shall serve as the sole officer of Reorganized Eagle Foods.  The Chief Wind Down Officer, on behalf of Reorganized Eagle Foods, will be responsible for implementing and administering the Plan in accordance with the Plan and applicable law.

C.                                    Summary of Treatment of Claims and Interests Under the Plan

The Plan constitutes a single plan for all of the Debtors.  The Plan provides for the emergence of Eagle Foods as Reorganized Eagle Foods to administer the liquidation of the Debtors and their estate and the distribution of the proceeds thereof in resolution of the outstanding claims against and interests in the Debtors.

Under the Plan, Claims against and Interests in the Debtors are divided into five Classes.  As contemplated by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and will be paid in full under the Plan.  See Article II of the Plan for a summary of the treatment proposed under the Plan for Administrative Claims and Priority Tax Claims.

As of December 19, 2003, the Debtors had over $31 million in Cash.  The Debtors also possess a de minimis amount of non-Cash assets which the Debtors are continuing to liquidate as a result of their wind down efforts.  Of the Cash amount, the Debtors estimate that approximately $17 million will be required to fund the Cash Reserves for the payment of Administrative Claims, Priority Tax Claims, Secured Claims, Non-Tax Priority Claims, Cure Claims and other payments required under the Plan, as well as to pay for anticipated post-confirmation operating expenses in connection with the remaining wind down of the Debtors’ affairs such as, among other things, resolving Avoidance Actions to be brought and reconciling their Disputed Claims.  Thus, as of the Effective Date, the Debtors estimate that, as a result of their continuing wind down efforts, there will be approximately $14 million of Net Available Cash for distribution to Holders of Allowed Unsecured Claims as provided under the Plan on the Initial Distribution Date.  In addition, the Net Proceeds realized from the sale or other disposition of the Debtors’ remaining non-Cash assets described above will also be distributed to Holders of Allowed Unsecured Claims as provided under the Plan.  The actual recoveries under the Plan by the Debtors’ creditors will be dependent upon whether, and in what amount, the Debtors are able to sell or otherwise dispose of their remaining non-Cash assets and resolve and collect on the Avoidance Actions, as well as on the results of any government audits and the ultimate amount of Allowed Claims.

The Debtors have engaged in an extensive review of all Scheduled and filed Claims to estimate the total Claims outstanding.  As of December 19, 2003, there were approximately $494 million plus unliquidated amounts in Claims filed or Scheduled against the Debtors.  To date, this amount has been reduced by approximately $136 million as a result of the claims review and objection process.  The Debtors anticipate that the total claims base will be reduced by an additional $185–$206 million as the claims resolution process continues and certain secured, priority and general unsecured claims, which have been previously satisfied or improperly filed are withdrawn or are modified or disallowed pursuant to an objection.  In that regard, the Debtors are reviewing each proof of claim filed in these cases and each scheduled claim and reconciling them against their books and records.  Following such review the Debtors are also reviewing other legal grounds, which may reduce or disallow claims filed and scheduled against the Debtors and their estates.  After the Debtors have a batch of claims against which they are prepared to object, the Debtors file an omnibus objection to such claims.  In addition, the Debtors intend to file objections on an individual basis to those claims that require a more substantive pleading.  As a result of this process, the Debtors estimate that the total amount of ultimately Allowed Secured Claims will be approximately $1–$1.5 million, Allowed Non-Tax Priority Claims will be approximately $168,000–$330,000 and Allowed Unsecured Claims will aggregate approximately $150–$170 million.  This Allowed Unsecured Claims amount is comprised of approximately $64 million in principal of Prepetition Notes Claims plus $3 million in interest accrued prepetition, approximately $80–$100 million of General Unsecured Claims, and approximately $1.4 million of General Unsecured Convenience Claims.  While the foregoing is a good-faith estimate of the ultimate amount and breakdown of Claims against the Debtors, no assurances can or are being given that this will be the actual amount and breakdown, and the actual amount and breakdown may be materially different from the Debtors’ estimates.

The table below summarizes the classification and treatment of the Claims and Interests under the Plan, as well as the Debtors’ estimates of the amount of Claims that will ultimately become allowed in each Class and an estimated percentage recovery for Holders of Claims in each Class.  THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT ADDRESS ALL ISSUES REGARDING CLASSIFICATION, TREATMENT AND ULTIMATE RECOVERIES AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY.  For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows.  Moreover, the proceeds recovered by the Debtors from the disposition of their remaining assets are uncertain and could vary materially from the Debtors’ estimates.  Specifically, as the Avoidance Actions involve litigation that has not yet been commenced, the results of such actions and the costs of bringing them are uncertain.  Accordingly, the recovery estimates indicated in this Disclosure

Statement and the Plan do not include any recoveries the Debtors may obtain on account of Avoidance Actions, if any.  Accordingly, for these and other reasons, while the Debtors believe the information reflected below is based on a reasonable estimate of percentage recoveries, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the Holders of Allowed Claims in any particular Class. In addition, the Plan provides for certain Disputed Claims Reserves to be established with respect to Disputed Claims.  As a result, the process of distributing all of the property to be distributed to Holders of Claims under the Plan will be completed over time.

Class Description	Treatment Under The Plan
Class 1 Secured Claims	Class 1 Is Unimpaired by the Plan.

In accordance with the provisions for treatment of Claims and Interests and the distribution provisions provided in Section 5.1(a) and Article IX of the Plan, respectively, each Holder of an Allowed Secured Claim will recover in full on account of such Allowed Secured Claim.  Because Holders of Secured Claims are Unimpaired, they are conclusively presumed to have accepted the Plan and therefore are not entitled to vote to accept or reject the Plan.

Estimated Amount of Allowed Claims: $1–$1.5 million Estimated Percentage Recovery: 100%
Class 2 Non-Tax Priority Claims	Class 2 Is Unimpaired by the Plan.

In accordance with the provisions for treatment of Claims and Interests and the distribution provisions provided in Section 5.1(b) and Article IX of the Plan, respectively, each Holder of  an Allowed Non-Tax Priority Claim will recover in full on account of such Allowed Non-Tax Priority Claim. Because Holders of Non-Tax Priority Claims are Unimpaired, they are conclusively presumed to have accepted the Plan and therefore are not entitled to vote to accept or reject the Plan.

Estimated Amount of Allowed Claims: $168,000–$330,000 Estimated Percentage Recovery: 100%
Class 3 General Unsecured Claims	Class 3 Is Impaired by the Plan.
and Prepetition Notes Claims

In accordance with the provisions for treatment of Claims and Interests and the distribution provisions provided in Section 5.2(a) and Article IX of the Plan, respectively, each Holder of an Allowed Class 3 Claim shall receive, in the aggregate, an estimated recovery of between 7.0% to 12.6% of such Holder’s Allowed Class 3 Claim in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim.  Holders of General Unsecured Claims equal to or in excess of $5,000 (other than Holders of Prepetition Notes Claims) may make an irrevocable written election to opt into Class 4 on a validly executed and timely delivered ballot, which election will thereby cause the reduction of such Claim to $5,000 and cause such Holder to instead be deemed a Holder of a Class 4 General Unsecured Convenience Claim for all purposes (including voting and distribution, if such Claim is ultimately Allowed).

Estimated Amount of Allowed Claims: $150–$170 million Estimated Percentage Recovery: 7.0% to 12.6%

Class 4 General Unsecured	Class 4 Is Impaired by the Plan.
Convenience Claims

In accordance with the provisions for treatment of Claims and Interests and the distribution provisions provided in Section 5.2(b) and Article IX of the Plan, respectively, each Holder of an Allowed Class 4 Claim shall receive Cash equal to the lesser of 9.9% (the estimated midpoint recovery) of such Allowed Class 4 Claim and $495, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 4 Claim.  Holders of Allowed Class 4 Claims may elect the same treatment as is afforded to Holders of Allowed Class 3 Claims (as set forth in Section 5.2(a) of the Plan) if the Holder of such General Unsecured Convenience Claim makes an irrevocable written election made on a validly executed and timely delivered ballot.  If such election is made, the Holder of such General Unsecured Convenience Claim shall be deemed a Holder of a Class 3 Claim for all purposes (including voting and distribution).  By remaining, or voting to be treated as, a Class 4 Claim, the Holder of such Class 4 Claim will forever waive and release any rights to a Subsequent Distribution under the Plan.

Estimated Amount of Allowed Claims: $1.4 million Estimated Percentage Recovery: 9.9% (the estimated midpoint recovery)
Class 5 Old Equity Interests and	Class 5 Is Impaired by the Plan.
Subordinated Claims

In accordance with the provisions for treatment of Claims and Interests provided in Section 5.2(c) of the Plan, neither the Holders of Old Equity nor the Holders of Subordinated Claims shall receive or retain any distribution on account of such Old Equity Interests or Subordinated Claims.  Because Holders of Old Equity Interests and Subordinated Claims are not receiving or retaining any property under the Plan, they are conclusively presumed to have rejected the Plan and therefore are not entitled to vote to accept or reject the Plan.

Estimated Recovery: 0%

AFTER CONSULTATION WITH THE DEBTORS, THE CREDITORS’ COMMITTEE BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST THE DEBTORS.  ACCORDINGLY, THE CREDITORS’ COMMITTEE STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

TABLE OF CONTENTS

I. INTRODUCTION

II. PLAN VOTING INSTRUCTIONS AND PROCEDURES
A.	Definitions
B.	Notice to Holders of Claims and Interests
C.	Solicitation Package
D.	Voting Procedures, Ballots and Voting Deadline
E.	Confirmation Hearing and Deadline for Objections to Confirmation

III. HISTORY OF THE DEBTORS
A.	The Debtors and Their Business
B.	Events Leading to Chapter 11
C.	Prepetition Capital Structure
D.	Prepetition Corporate Structure
E.	The Debtors’ Wholly Owned, Non-Debtor Subsidiary, Talon Insurance Company, Inc.

IV. THE CHAPTER 11 CASES
A.	Continuation of Business; Stay of Litigation
B.	Summary of Certain Relief Obtained at the Outset of these Chapter 11 Cases
	1.	First Day Orders
	2.	Appointment of Creditors’ Committee
	3.	Postpetition Financing
	4.	Employee Severance Program
	5.	Other Material Bankruptcy Court Orders
C.	Debtors’ Wind Down
	1.	Decision to Wind Down
	2.	Wind Down Process
D.	Summary of Claims Process, Bar Date and Claims Filed
	1.	Schedules and Statements of Financial Affairs
	2.	Claims Bar Date
	3.	Proofs of Claim and Other Claims
	4.	Claims Reconciliation

V. SUMMARY OF THE PLAN
A.	Overall Structure of the Plan
B.	Substantive Consolidation and Intercompany Claims
	1.	Discussion of Substantive Consolidation Generally
	2.	Application to the Debtors
C.	Classification and Treatment of Claims and Interests
	1.	Treatment of Unclassified Claims Under the Plan
	2.	Treatment of Classified Claims
D.	Post-Effective Date Corporate Existence of the Debtors
	1.	Continued Corporate Existence; Amended and Restated Charter and By-laws; Dissolution of Reorganized Eagle Foods
	2.	Directors and Officer; Effectuating Documents; Further Transactions
	3.	Vesting of Assets
E.	Distributions Under the Plan
	1.	Time of Distributions
	2.	Interest on Claims

	3.	Disbursing Agent
	4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions
	5.	Cancellation of Existing Securities
	6.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims
	7.	De Minimis Distributions
	8.	Allocation of Plan Distributions Between Principal and Interest
	9.	Allowance of Certain Claims
	10.	Funding of Cash Reserves
	11.	Funding of Supplemental Distribution Account
F.	The Chief Wind Down Officer
	1.	Appointment
	2.	Sole Officer of Reorganized Eagle Foods
	3.	Rights, Powers and Duties of Reorganized Eagle Foods and the Chief Wind Down Officer
	4.	Compensation Awarded to the Chief Wind Down Officer
	5.	Indemnification
	6.	Insurance
	7.	Authority to Compromise and Settle Disputed Claims and Avoidance Actions
	8.	Periodic Reports
	9.	Employment, Indemnification and Other Agreements, and Recovery Bonus Plan Awarded to Management
G.	Dissolution of Creditors’ Committee
H.	Miscellaneous Matters
	1.	Treatment of Executory Contracts and Unexpired Leases
	2.	No Discharge of Claims Against Debtors
	3.	Exculpation and Limitation of Liability
	4.	Indemnification Obligations
	5.	Releases by Debtors and Debtors-in-Possession
	6.	RELEASE BY HOLDERS OF CLAIMS
	7.	Injunction
	8.	Termination of Subordination Rights and Settlement of Related Claims and Controversies
	9.	Request for Court Hearing
I.	Preservation of Rights of Action
J.	Closing of Chapter 11 Cases

VI. CERTAIN FACTORS TO BE CONSIDERED
A.	General Considerations
B.	Certain Bankruptcy Considerations
C.	Claims Estimations
D.	Causes of Action
E.	Other Assets
F.	Operating Reserve
G.	Employees

VII. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
A.	General
B.	Certain Material United States Federal Income Tax Consequences to the Debtors
	1.	Regular Federal Income Tax
	2.	Alternative Minimum Tax
C.	Certain Material United States Federal Income Tax Consequences to Holders of Claims
D.	Allocation of Plan Distributions Between Principal and Interest
E.	The Disputed Claims Reserve and the Supplemental Distribution Account

F.	Information Reporting and Backup Withholding
G.	Importance of Obtaining Professional Tax Assistance

VIII. CONFIRMATION
A.	Feasibility of the Plan
B.	Acceptance of the Plan
C.	Best Interests of Claim Holders
D.	Liquidation Analysis
	1.	The Debtors
	2.	Liquidation Analysis Is Speculative
E.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative
F.	Conditions to Confirmation and/or Consummation
	1.	Conditions to Confirmation
	2.	Conditions to Effective Date
G.	Waiver of Conditions
H.	Retention of Jurisdiction

IX. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
A.	Continuation of the Chapter 11 Cases
B.	Alternative Chapter 11 Plans
C.	Liquidation Under Chapter 7

X. VOTING REQUIREMENTS
A.	Parties in Interest Entitled to Vote
B.	Classes Impaired Under the Plan
	1.	Voting Impaired Classes of Claims
	2.	Non-Voting Impaired Classes of Claims and Interests
	3.	Unimpaired Classes of Claims

XI. CONCLUSION
A.	Hearing on and Objections to Confirmation
	1.	Confirmation Hearing
	2.	Date Set for Filing Objections to Confirmation
B.	Recommendation

APPENDICES

Appendix A	—	First Amended Joint Plan of Liquidation of Eagle Food Centers, Inc., and Its Affiliated Debtors

Appendix B	—	Prepetition Corporate Structure Chart

Appendix C	—	Liquidation Analysis

DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN
OF LIQUIDATION OF EAGLE FOOD CENTERS, INC., AND ITS AFFILIATED DEBTORS

I.  INTRODUCTION

Eagle Food Centers, Inc. (“Eagle Foods”) and four of its affiliates (the “Affiliate Debtors” and, together with Eagle Foods, collectively the “Debtors”), debtors and debtors-in-possession in the above-captioned, jointly administered chapter 11 cases (the “Chapter 11 Cases”) submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11, United States Code (the “Bankruptcy Code”), to Holders of claims against and interests in the Debtors in connection with (i) the solicitation of acceptances of the Joint Plan of Liquidation of Eagle Food Centers, Inc., and Its Affiliated Debtors, dated December 24, 2003, as amended (the “Plan”), filed by the Debtors with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”), and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) scheduled for March 25, 2004, at 11:00 a.m., Prevailing Central Time.  A copy of the Plan is attached hereto as Appendix A.

On April 7, 2003 (the “Petition Date”), Eagle Foods and the Affiliate Debtors filed voluntary petitions (the “Voluntary Petitions”) for reorganization relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

Concurrently with the filing of this Disclosure Statement, the Debtors filed the Plan which sets forth how Claims against and Interests in the Debtors will be treated.  This Disclosure Statement describes certain aspects of the Plan, the Debtors’ former operations, significant events occurring in the Debtors’ Chapter 11 Cases and other related matters.  FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETY.

FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE ARTICLES V AND VI OF THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, CERTAIN FINANCIAL INFORMATION AND CERTAIN CLAIMS AGAINST THE DEBTORS.  ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES.  IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

II.                                     PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.                                    Definitions

Except as otherwise defined herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.  All references in this Disclosure Statement to monetary figures refer to United States currency.

B.                                    Notice to Holders of Claims and Interests

This Disclosure Statement is being transmitted to Holders of Claims that are entitled under the Bankruptcy Code to vote on the Plan as well as to other parties in interest pursuant to prior orders entered by the Bankruptcy Court.  See Article X of this Disclosure Statement for a discussion and listing of those Holders of Claims that are entitled to vote on the Plan and those Holders of Claims and Interests that are not entitled to vote on the Plan.  The purpose of this Disclosure Statement is to provide adequate information to enable such Holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

On January 29, 2004, the Bankruptcy Court entered an order (the “Disclosure Statement Order”) approving this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such Holders to make an informed judgment with respect to acceptance or rejection of the Plan.  THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN.  This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan and developments concerning the Chapter 11 Cases.

THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.  No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS.  Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  Neither the Debtors nor Reorganized Eagle Foods intends to update the Disclosure Statement; thus, the Disclosure Statement will not reflect the impact of any subsequent events not already accounted for herein.  Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences.  Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

C.                                    Solicitation Package

Accompanying this Disclosure Statement are copies of (i) the Plan; (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the “Confirmation Hearing Notice”); and (iii) (a) if you are the Holder of a Claim(s) entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan and (b) if you are the Holder of a Claim or Interest not entitled to vote on the Plan, a notice of non-voting status.

D.                                    Voting Procedures, Ballots and Voting Deadline

If you are a Holder of a Claim entitled to vote on the Plan and a Ballot is included herewith, after carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot.  Please complete and sign your original Ballot (copies, facsimiles and electronic transmissions will not be accepted) and return it in the envelope provided.

Each Ballot has been coded to reflect the Class of Claims it represents.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

IN ORDER FOR YOUR VOTE TO BE COUNTED, (I) IF YOU ARE THE HOLDER OF A CLAIM OTHER THAN A CLAIM ARISING OUT OF THE PREPETITION NOTES, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN MARCH 15, 2004, AT 4:00 P.M. (PREVAILING CENTRAL TIME) (THE “VOTING DEADLINE”) BY LOGAN & COMPANY, INCORPORATED (THE “VOTING AGENT”), OR (II) IF YOU ARE THE HOLDER OF A CLAIM ARISING OUT OF THE PREPETITION NOTES, YOU MUST SUBMIT YOUR BALLOT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE BALLOT AND ANY INSTRUCTIONS PROVIDED TO YOU BY YOUR BANK, BROKERAGE FIRM, OTHER INTERMEDIARY OR AGENT THEREFOR (EACH A “NOMINEE”), SO THAT YOUR EXECUTED BALLOT IS SUBMITTED WITH SUFFICIENT TIME SO AS TO ULTIMATELY BE RECEIVED BY THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE.  IF YOU ARE A HOLDER OF PREPETITION NOTES, DO NOT RETURN YOUR CERTIFICATE(S) EVIDENCING YOUR NOTE(S) WITH YOUR BALLOT.  If you have any questions about (1) the procedure for voting your Claim with respect to the packet of materials that you have received or (2) the amount of your Claim, you should contact the Voting Agent at the address set forth in Article X herein or at 973-509-3190.

If you are a Holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, please contact the Voting Agent at the address set forth in Article X herein or telephone number set forth above.

If you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact the Voting Agent at the address set forth in Article X herein or telephone number set forth above.  Copies of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents are also available on the Voting Agent’s Website at: http://www.loganandco.com.   Copies of the Plan and Disclosure Statement (including, after the Exhibit Filing Date, all Exhibits, Schedules and Appendices) and all pleadings and orders of the Bankruptcy Court are publicly available at the Bankruptcy Court’s general Website at: http://www.ilnb.uscourts.gov.

FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE X OF THIS DISCLOSURE STATEMENT.

E.                                      Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for March 25, 2004, at 11:00 a.m., (Prevailing Central Time), before the Honorable Pamela S. Hollis, United States Bankruptcy Judge, Everett McKinley Dirksen Courthouse, 219 South Dearborn Street, Chicago, Illinois 60604, Courtroom 644.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed, together with proof of service, with the Bankruptcy Court at the Office of the Clerk of the Court, Everett McKinley Dirksen Courthouse, 219 South Dearborn Street, Chicago, Illinois 60604, and served so that they are RECEIVED on or before March

12, 2004, at 4:00 p.m. (Prevailing Central Time) by the following parties (the “Notice Parties”):

Counsel for the Debtors:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive, Suite 2100

Chicago, Illinois 60606

Attn:                    John Wm. Butler, Jr., Esq.
George N. Panagakis, Esq.
Ron E. Meisler, Esq.

United States Trustee:

The Office of the United States Trustee

227 West Monroe Street, Suite 3350

Chicago, Illinois  60606

Attn:                    M. Gretchen Silver, Esq.

Counsel for the Creditors’ Committee:

Foley & Lardner

321 North Clark Street, Suite 2100

Chicago, Illinois 60610

Attn:                    William J. McKenna, Esq.
Jonathan E. Aberman, Esq.

III.                                 HISTORY OF THE DEBTORS

A.                                    The Debtors and Their Business

For more than one hundred years, the Debtors operated a leading regional supermarket chain.  Prior to the Petition Date, the Debtors operated 61 supermarkets in northern and central Illinois and eastern Iowa, 60 of which operated under the trade name “Eagle Country Market” and one which operated under the trade name “BOGO’s.”  The Eagle Country Markets format offered a full line of groceries, meats, fresh produce, dairy products, delicatessen and bakery products, health and beauty aids and other general merchandise and, in certain stores, service seafood, prescription medicine, video rental, floral service, in-store banks, dry cleaners and coffee shops.  The BOGO’s store format offered a limited assortment of approximately 2,000 stock-keeping units of groceries, produce, meat, health and beauty aids and general merchandise.

For store operational purposes the Debtors’ geographic market was divided into five districts, each having a district manager responsible for approximately 12 stores.  Districts and stores operated with a certain degree of autonomy to take advantage of local market and consumer needs, and district and store managers were given the responsibility for store operations, associate recruitment and development, community affairs and other functions relating to local operations.  Store managers and corporate marketing staff worked together to tailor merchandise and services to the needs of customers in the particular community.

The Debtors’ marketing strategy was focused on strengthening its image as a high quality, service-oriented supermarket chain and provider of high quality perishables.  The Company strived to offer its customers one-stop shopping convenience and price value for all of their food and general merchandise shopping needs through private-label goods, large selection and competitive promotions.  The Debtors augmented all of these strategies through a broad range of print and broadcast advertising.

As of the Petition Date, the Debtors employed approximately 3,550 people, 43% of whom were employed on a full-time basis.  Approximately 3,300 of the Debtors’ employees were unionized, represented by the United Food and Commercial Workers and the International Brotherhood of Teamsters pursuant to 15 collective bargaining agreements with seven separate local unions.  Of the 15 collective bargaining agreements, 12 expired by their terms in calendar year 2003, covering 78% of the Debtors’ associates.  Of particular note, the Debtors’ collective bargaining agreements with Union locals 700 and 1546 covering 35 stores, representing 45.5% of the Debtors’ associates, were due to expire on November 16, 2002.  The Debtors began extensive negotiations with the unions in an effort to modify the terms of their collective bargaining agreements, however, the Debtors were not able to reach an agreement.  To continue negotiations the Debtors signed three extension agreements on November 1, 2002, December 16, 2002, and February 1, 2003, ultimately extending the term of the collective bargaining agreements until August 1, 2003.

The Debtors’ 60 Eagle Country Markets ranged in size from 16,500 to 67,500 square feet, with an average size of 39,949 square feet.  The Debtors’ corporate headquarters and 935,332 square foot distribution center were located in Milan, Illinois, and employed approximately 200 employees.  The Debtors’ stores were located within 200 miles of the distribution center, which allowed the Debtors to supply approximately 64% of their stores’ inventory from the distribution center, with the stores’ remaining inventory delivered directly from vendors.  The Debtors’ stores were concentrated in four general regions: (i) 16 stores located in the Quad Cities area of Illinois and Iowa, (ii) 13 stores located in Northern Illinois, (iii) 12 stores located in Chicago and its outlying suburbs, and (iv) 20 stores located in central Illinois.  As of the Petition Date, nine of the Debtors stores’ were owned in fee by the Debtors, and the Debtors were lessees on the remaining stores.

B.                                    Events Leading to Chapter 11

On February 29, 2000, Eagle Foods filed a voluntary petition under Chapter 11 of Title 11 of the United States Code (the “First Bankruptcy Case”).  The First Bankruptcy Case, which proceeded before the United States District Court for the District of Delaware, was commenced in order to implement a financial restructuring of Eagle Foods that had been largely pre-negotiated with holders of approximately 29% of the principal amount of the Eagle Foods’ senior notes due April 15, 2000.  On March 10, 2000, Eagle Foods filed a plan of reorganization (the “2000 Plan”) to implement the financial restructuring, which plan was subsequently amended on April 17, 2000.  The 2000 Plan was confirmed on July 7, 2000, and consummated on August 7, 2000.  As part of the 2000 Plan, Eagle Foods replaced the old senior notes with the Prepetition Notes.  The United States Bankruptcy Court for the District of Delaware, on January 28, 2002, entered a final decree and order closing the Chapter 11 case.

Since the First Bankruptcy Case, the Debtors have faced increased competition in an already highly competitive industry.  Eagle Foods was in direct competition with national, regional and local chains as well as independent supermarkets, warehouse stores, membership warehouse clubs, supercenters, limited assortment stores, discount drug stores and convenience stores.  Eagle Foods also competed with local food stores, specialty food stores (including bakeries, fish markets and butcher shops), restaurants and fast food chains.  The principal competitive factors included store location, price, service, convenience, product quality and variety.  The number and type of competitors varied by location, and Eagle Foods’ competitive position varied according to the individual markets in which Eagle Foods did business.

Furthermore, since its initial restructuring efforts, Eagle Foods faced new threats from rising costs in connection with its unionized labor, and a recessionary economy.  In addition, Eagle Foods was at a competitive disadvantage relative to certain of its competitors due to economies of scale relative to its purchasing power, work rules, labor and benefit costs of unionized associates.  As a result, Eagle Foods’ overall cost of doing business increased and once again faced a liquidity crisis.

Due to adverse conditions, during the third fiscal quarter of 2002, Eagle Foods became concerned that it might violate a covenant under its Prepetition Credit Agreement at some point in the future, depending upon the results of its future business operations.  In particular, the Prepetition Credit Agreement contained a financial covenant requiring Eagle Foods to maintain an “Adjusted Net Worth” (as defined in the Prepetition Credit Agreement) of $3.0 million.  As a precaution, Eagle Foods and the Prepetition Lender entered into a limited waiver agreement, effective as of November 1, 2002, which waived the Adjusted Net Worth covenant until February 1, 2003, which was subsequently extended to April 5, 2003 (the “Waiver”).  Moreover, the Debtors’ Prepetition Notes required an interest payment of approximately $3.5 million on April 15, 2003.

Accordingly, the Debtors commenced a strategic review of their operations and considered a number of options to maximize value through strategic business initiatives, capital restructurings and/or asset dispositions involving all or a part of the business.  With limited liquidity and an interest payment on their Prepetition Notes looming, the Debtors ultimately decided to continue this review process under the protections of the Bankruptcy Code and filed for relief under chapter 11 on April 7, 2003.

C.                                    Prepetition Capital Structure

As a result of the restructuring implemented pursuant to the 2000 Plan, Eagle Foods’ capital structure was  comprised of (i) a $50 million revolving credit facility with the Prepetition Lender, of which approximately $26 million was outstanding as of the Petition Date, (ii) an $85 million bond issue of 11% Senior Notes due April 15, 2005, of which approximately $64 million in principal was outstanding as of the Petition Date and (iii) 3.1 million shares of common stock, outstanding as of February 2003.

D.                                    Prepetition Corporate Structure

As of the Petition Date, the Debtors’ corporate organization consisted of a parent corporation (Eagle Foods) and the Affiliate Debtors, all of which were directly and wholly owned by Eagle Foods.  In addition, Eagle Foods wholly owns Talon Insurance Company, Inc. (“Talon”), a non-debtor Vermont corporation, which was established as Eagle Foods’ captive insurance company.  A chart of the Debtors’ corporate organization as of the Petition Date is attached hereto as Appendix B.

E.                                      The Debtors’ Wholly Owned, Non-Debtor Subsidiary, Talon Insurance Company, Inc.

Talon was formed through an arrangement with American International Group, Inc. and certain of its affiliates (“AIG”), to minimize the exposure of the Debtors’ deductible component of their insurance coverage.  Pursuant to an arrangement with AIG, Eagle Foods transferred the risk associated with the deductible portion of their general liability, automobile liability and workers’ compensation policies to AIG, which then reinsured the deductible portion with Talon (the “Self-Insured Policy”).  In addition, AIG provides insurance coverage for amounts in excess of the Self-Insured Policy up to certain policy maximums.  Finally, an AIG affiliate administers the various policies held by the Debtors and assists the Debtors in settling the related claims.  These policies expired as of October 31, 2003.

While the policies were active, each year the Debtors’ workers’ compensation, general liability and automobile liability losses were estimated for the following year (the “Estimated Losses”).  From the Estimated Losses calculation, AIG determined the premiums payable by Eagle, a majority of which was deposited with Talon to fund the Self-Insured Policy.  As of December 1, 2003, Talon was holding funds in the approximate amount of $8.6 million.

IV.                                THE CHAPTER 11 CASES

As the Debtors launched these Chapter 11 Cases, their initial efforts were geared towards protecting their business and ensuring a streamlined merchandising and marketing campaign in an attempt to minimize the impact of the bankruptcy filing.  In addition, the Debtors took steps (as described more fully below) to protect their employees’ interests and to maintain employee morale, which was critical to sustain customer service, customer loyalty and sales.

At the same time, the Debtors were also evaluating their strategic alternatives, including effectuating a turnaround versus a wind down.  In connection with this strategic evaluation, the Debtors consulted and negotiated with the Creditors’ Committee and union representatives in order to attempt to reach a consensus among their major constituencies.  As a result of this review, the Debtors came to believe that any of the standalone alternatives that they considered posed substantial risks of an unacceptable scope and magnitude.  Accordingly, the Debtors decided to pursue the growing interest generated among prospective bidders in a sale process, and decided to sell as many stores as they could as a going concern and, ultimately, to liquidate their remaining assets.

A.                                    Continuation of Business; Stay of Litigation

On April 7, 2003, Eagle Foods and its four Affiliate Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.  Since the Petition Date, the Debtors have remained as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code.  As debtors-in-possession, the Debtors were authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors.  This relief provided the Debtors with the “breathing room” necessary to assess and stabilize their business.  Pursuant to Section 15.14 of the Plan, all injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until all property of the Estate of Reorganized Eagle Foods and the other Debtors has been distributed and Reorganized Eagle Foods has been dissolved.

B.                                    Summary of Certain Relief Obtained at the Outset of these Chapter 11 Cases

1.                                      First Day Orders

On April 7, 2003, the Debtors filed several motions seeking the relief provided by certain so-called “first day orders.”  First day orders are intended to facilitate the transition between a debtor’s prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.

The first day orders in the Chapter 11 Cases authorized, among other things:

•                                          the retention of the following professionals to serve on behalf of the Debtors:  Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practice entities, as counsel to the Debtors(1); Huron Consulting Group LLC, as financial advisors and investment bankers to the Debtors; and Logan & Company, Inc., as noticing and claims agent, and the continued retention of professionals utilized by the Debtors in the ordinary course of their business;

•                                          the maintenance of the Debtors’ bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

•                                          the payment of certain prepetition claims, such as employees’ accrued prepetition wages and certain employee benefit claims, contractor and service providers’ claims in satisfaction of liens, shipping and armored-carrier charges and related possessory liens, liquor vendors’ claims, reclamation claims, PACA/PASA claims, tax claims and the continuation of certain prepetition customer practices;

•                                          the continuation of utility services during the Chapter 11 Cases;

•                                          the provision of financial accommodations on an interim basis pursuant to the Debtors’ DIP Facility until final approval of the DIP Credit Agreement; and

•                                          the joint administration of each of the Debtors’ bankruptcy cases, mailing of notices in lieu of a mailing matrix, extension of the time to file schedules and statements of affairs, case management procedures and omnibus hearings, procedures for interim compensation and reimbursement of expenses of professionals.

2.                                      Appointment of Creditors’ Committee

On April 15, 2003, the United States Trustee for the Northern District of Illinois appointed the Creditors’ Committee pursuant to section 1102(a) of the Bankruptcy Code.  The Creditors’ Committee is currently comprised of the following entities: Adplex Rhodes, American Greetings, Coca-Cola Enterprises, Inc., Earthgrains (Sara Lee Bakery Group), Chas. Levy Circulating, McCormick & Company, Inc., Ocampo, Stern Brothers & Company and U.S. Bank N.A.  The Creditors’ Committee retained Foley & Lardner as its law firm and Ernst & Young Corporate Finance LLC as its financial advisor.

3.                                      Postpetition Financing

On April 7, 2003, the Debtors obtained authority from the Bankruptcy Court to enter into a postpetition credit agreement (the “Credit Agreement”) with Congress Financial Corporation (Central) (“Congress”), under which Congress agreed to provide financing to the Debtors in an amount up to $40 million.  The order approving the Credit Agreement was entered on an interim basis on April 7, 2003, and a final order was entered on May 20, 2003.

During the course of the Chapter 11 Cases, as the Debtors’ stores were sold or closed and the Debtors’ workforce and related operating expenses were reduced, the Debtors accumulated sufficient cash to self-fund their

(1)           Effective on January 1, 2004, Skadden, Arps, Slate, Meagher & Flom (Illinois) ceased practicing through a general partnership structure and began practicing through the limited liability partnership—Skadden, Arps, Slate, Meagher & Flom LLP.  A Notice of Firm Name Change was filed and served on or about January 8, 2004 [Docket No. 844].

wind down without requiring the funds available under the Credit Agreement.  Accordingly, the Debtors sought, and received authority from the Bankruptcy Court on October 23, 2003, to terminate the Credit Agreement.  The Credit Agreement was terminated in all respects on November 14, 2003.

4.                                      Employee Severance Program

As a result of the Debtors’ filing for chapter 11 and the accompanying uncertainty regarding the fate of the Company, the Debtors’ management was concerned with retaining and motivating their employees in order to effectuate the sale and restructuring alternatives.  Accordingly, the Debtors sought authorization from the Bankruptcy Court on the Petition Date to pay prepetition wages and certain benefits to their employees.  In addition, shortly after the formation of the Creditors’ Committee, the Debtors, working closely with their legal, financial and human resource advisors and in consultation with the Creditors’ Committee and the UFCW, developed a postpetition retention and severance program (the “Postpetition Severance Program”) that would be both palatable to employees and creditors.  The goals of the Postpetition Severance Program were (a) to provide the employees with some comfort during a difficult transition period (b) to retain employees and (c) to effectuate a component of the Debtors’ understanding and agreement with the UFCW in connection with the Debtors’ sale alternative.  On June 27, 2003, the Court approved the Debtors’ Postpetition Severance Program which provided those employees already entitled to severance under the Company’s prepetition plans and programs an opportunity to participate in a postpetition severance program.  For example, the Postpetition Severance Program provided eligible store-level employees with up to three weeks of severance pay.

5.                                      Other Material Bankruptcy Court Orders

Various other forms of relief were sought and obtained from the Bankruptcy Court during the Chapter 11 Cases.  This relief included:

•                                          various employee-related orders including the approval of an employee severance and retention program;

•                                          various vendor-related orders including an order approving the implementation of a vendor return program;

•                                          various lease-related orders approving the rejection of certain unexpired leases of real property;

•                                          various administrative orders including extension of the deadline to assume or reject real property leases, extension of exclusive periods for the Debtors to file a plan and solicit plan acceptances and establishing bar dates;

•                                          various asset disposition orders including the sale of de minimis assets free and clear of liens claims and encumbrances, the sale of individual stores, the sale of surplus furniture, fixtures and equipment, the assumption/rejection of certain executory contracts and unexpired leases, and the sale of substantially all the Debtors’ assets; and

•                                          various orders authorizing the retention of advisors to assist the Debtors in their turnaround and subsequent wind down efforts, such as Gemini Realty Advisors LLC, the Great American Group and Grafe Auction Company.

C.                                    Debtors’ Wind Down

1.                                      Decision to Wind Down

As stated above, one of the Debtors’ primary goals since the launch of the Chapter 11 Cases was to evaluate their various strategic alternatives, including the engineering of a turnaround and/or the possible sale of some or all of their assets.  Accordingly, the Debtors evaluated their business operations, including a comprehensive examination of individual store performance by considering, among other factors, the profitability, competitiveness, location and physical condition of each store in order to formulate a possible standalone strategy, while at the same time analyzing the market conditions for their potential sale strategy.  In connection with this strategic evaluation, the Debtors consulted and negotiated with the Creditors’ Committee and union representatives in order to attempt to reach a consensus among their major constituencies.

As a result of this review, the Debtors came to believe that any of the standalone alternatives that they considered posed substantial risks of an unacceptable scope and magnitude.  Accordingly, the Debtors decided to pursue the growing interest generated among prospective bidders in a sale process, and decided to sell as many stores as they could as a going concern and, ultimately, to liquidate their remaining assets.

2.                                      Wind Down Process

(a)                                  Sale of the Debtors’ Stores

At the outset of these cases, the Debtors analyzed the estimated values derived from a potential stand-alone plan as well as the sale of some or all of their assets (the “Business”).  Shortly after the Petition Date, the Debtors sold three of their stores, pursuant to orders entered by the Bankruptcy Court on April 25, 2003, and May 30, 2003, for $1.1 million in the aggregate, which they believe maximized the value of those assets.  After further analysis, the Debtors determined to explore the possibility of selling their Business in part or as a whole.  Accordingly, on June 17, 2003, the Debtors filed the Motion for Orders Pursuant to 11 U.S.C. §§ 105(a), 363, 365 and 1146(c) and Fed. R. Bankr. P. 2002, 6004, 6006 and 9014 (I) Approving (A) Bidding Procedures, (B) The Granting of Certain Bid Protections, (C) Form of Asset Purchase Agreement and Lease Termination Agreement, (D) the Form and Manner of Sale Notices, and (E) the Setting of a Sale Hearing, and (II) Authorizing and Approving (A) The Sale of Certain of the Debtors’ Assets Free and Clear of Liens, Claims and Encumbrances, (B) the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and (C) The Assumption of Certain Liabilities [Docket No. 287] (the “Sale Motion”).  On June 27, 2003, the Court entered an order approving the Sale Motion and, accordingly, approved the Debtors’ proposed sale and bidding procedures (the “Bidding Procedures”) as provided in the Sale Motion.  The Bidding Procedures were designed to achieve, among other things, a competitive atmosphere to induce overlapping bids from prospective purchasers in order to maximize the sale price available for any of the assets that comprised the Business while maintaining flexibility to continue to evaluate, and possibly pursue, a stand-alone strategy.

As the bidding process progressed, the Debtors extended the bid deadline on numerous occasions for certain of the Debtors’ stores and their warehouse.  In addition, for purposes of seeking approval of the sale of certain of the Debtors’ assets, the Debtors requested that the Court grant additional hearing times (August 21, 2003, and September 30, 2003) and reschedule the September 5, 2003 hearing to September 11, 2003.  This undertaking added flexibility to the Debtors’ sale process, allowing the Debtors additional time, where necessary, to negotiate with bidders in order to maximize value.

Pursuant to the Debtors’ formal sale process, the Debtors filed more than a dozen purchase agreements for the sale of approximately 37 of their stores.  In sum, the Debtors have received approximately $45 million in total consideration on account of the sale of their 37 stores.  The proceeds realized from the sale of the Debtors’ stores (excluding inventory) exceeded initial forecasts by approximately 20%.

During the process of marketing their Business, the Debtors were unable to sell certain of their stores.

Accordingly, the Debtors filed pleadings requesting the authority to reject 35 of their leases.  Ultimately, the Debtors rejected 24 leases (the “Rejected Leases”) as they sold, assigned or otherwise disposed of their remaining leases in connection with their sale process.

(b)                                  Liquidation of Inventory

During the Debtors’ exploration of their sale process, the Debtors were also evaluating various options to liquidate their inventory in order to determine a strategy that would likely lead to maximization of value on behalf of their creditors.  The Debtors’ analysis encompassed the liquidation of inventory at those stores located at Rejected Leases as well as those stores sold to a purchaser that elected not to purchase inventory located at that store.  As a result, the Debtors solicited, received and analyzed numerous bids from professional liquidating agents.  In addition, the Debtors evaluated a self-liquidation scenario, which required logistical planning in order to plan the sale of inventory at a closing store (whether due to a sale or rejection) or to move the inventory to other stores that were still operating.

After evaluating the estimated return that they would have received had they retained a liquidating agent versus the estimated return due to a self-liquidation, and in consultation with the Creditors’ Committee, the Debtors elected to self-liquidate their inventory.  The Debtors successful execution of this strategy added significant flexibility to their sale process as certain prospective purchasers wanted to purchase only a limited amount of inventory consisting of specific products while others refused to buy any inventory.  The Debtors ability to accommodate such requests, in the Debtors’ belief, enhanced the purchase price of certain stores.  Ultimately, as a result of the Debtors’ self-liquidation of inventory, the Debtors yielded approximately $35 million.

(c)                                  Sale of Store Level FF&E

As part of the Debtors’ wind down initiative and in connection with the Rejected Leases, the Debtors retained Grafe Auction Company (“Grafe”), pursuant to the Order Pursuant to (I) 11 U.S.C. § 327 Authorizing and Approving the Retention of Grafe Auction Company, Inc. as Liquidating Agent and (II) 11 U.S.C. §§ 105 and 363 Approving the Sale of Certain Furniture, Fixtures and Equipment Without Further Court Approval (the “Grafe Retention Order”) [Docket No. 343], to assist in the liquidation of the Debtors’ store level fixtures, furniture and equipment (“Store Level Surplus FF&E”).  To select Grafe as liquidating agent for the Debtors’ Store Level Surplus FF&E, the Debtors solicited bids from numerous liquidating agents and negotiated with each party before ultimately selecting Grafe as the preferred liquidating agent.  On June 27, 2003, the Bankruptcy Court entered the Grafe Retention Order, approving the initial retention of Grafe as the liquidating agent for Store Level Surplus FF&E for nine stores.  Subsequent to Grafe’s initial retention, as the Debtors ceased operations at additional stores, the Debtors sought, and the Bankruptcy Court approved, the expanded retention of Grafe on three subsequent occasions in order to liquidate the remaining Store Level Surplus FF&E at an additional 12 stores.  As a result of these efforts, Grafe liquidated the Store Level Surplus FF&E at a total of 21 stores generating net proceeds of approximately $1.43 million.

(d)                                  Sale of Warehouse FF&E

During the course of the Debtors’ Chapter 11 Cases, as the Debtors sold and/or ceased operations at their stores, it became uneconomical for the Debtors to continue operating their warehouse (the “Warehouse”), which the Debtors utilized to supply their stores while operational.  The Debtors decided to maximize the value of their estates by monetizing the assets contained in the Warehouse (the “Warehouse Assets”) by retaining an equipment liquidating consultant (the “Consultant”) to conduct a sale of such personal property.  The Warehouse Assets included, among other items, shelving, computers, forklifts and trailers that the Debtors utilized in their operations at the Warehouse.  After a competitive bidding process, the Debtors selected Great American Auction Group (“Great American”) as the Consultant.  Great American sold the Warehouse Assets and the Debtors received net proceeds of approximately $1.43 million.

(e)                                  Sale of De Minimis Assets (Pharmacy Inventory Outlot and FF&E)

In order to streamline the Debtors’ disposition of nonmaterial assets, on May 30, 2003, the Bankruptcy Court approved the Debtors’ request to sell de minimis assets on a fast-track basis pursuant to that certain Order Pursuant to 11 U.S.C. §§ 105 and 363, Approving Procedures to Sell Certain De Minimis Assets Free and Clear of Liens, Claims and Encumbrances Without Further Court Approval [Docket No. 253] (the “De Minimis Assets Sale Order”).  Pursuant to the De Minimis Asset Sale Order, the Debtors were granted authority to sell non-core assets worth up to $250,000, subject to certain notice procedures, without further Court approval. The Debtors sold numerous assets, including, but not limited to, certain of their pharmaceutical inventory and records, certain real property outlots and certain surplus fixtures, furniture and equipment, which generated approximately $1.85 million.

(f)                                    Reduction in Force

As of the commencement of the Debtors’ wind down, the Debtors had over 3,500 employees.  During the course of their wind down, however, the Debtors progressively reduced their workforce as they disposed of their major assets and completed the sale of their stores.  Upon emergence from these Chapter 11 Cases, the Debtors expect to have fewer than five employees.

D.                                    Summary of Claims Process, Bar Date and Claims Filed

1.                                      Schedules and Statements of Financial Affairs

On June 6, 2003, each of the Debtors filed its respective Schedule of Assets and Liabilities and Statement of Financial Affairs (collectively the “Schedules and Statements”) with the Bankruptcy Court.  Among other things, the Schedules and Statements set forth the Claims of known creditors against the Debtors as of the Petition Date based upon the Debtors’ books and records.

2.                                      Claims Bar Date

On June 27, 2003, the Bankruptcy Court entered an Order (the “Bar Date Order”) establishing the general deadline for filing proofs of claim against the Debtors (the “Bar Date”).  The deadline established by the Bankruptcy Court was September 8, 2003, for Claims except for (a) Claims based on the rejection of executory contracts and unexpired leases as to which the bar date is the later of (i) the Bar Date, (ii) thirty (30) days after rejection or (iii) such other date as set by the Bankruptcy Court and (b) Claims impacted by an amendment to the Debtors’ Schedules as to which the Bar Date is the later of September 8, 2003, or thirty (30) days after a claimant is served with notice that the Debtors have amended their Schedules.  The Debtors’ claims and notice agent provided notice of the Bar Date by mailing (i) a notice of the Bar Date and (ii) a proof of claim form to each person listed in the Schedules.  In addition, the Debtors published notice of the Bar Date in Quad City Times, The Chicago Tribune and The Wall Street Journal (National Edition).

3.                                      Proofs of Claim and Other Claims

As of December 19, 2003, approximately 2,600 proofs of claim were filed and scheduled against the Debtors which account for, in the aggregate, approximately $494 million. Recognizing the time required to resolve Claims of this volume and magnitude, the Debtors recently began to review their books and records in preparation for the Claims administration and objection process.

4.                                      Claims Reconciliation

At the outset of these cases, the Bankruptcy Court authorized global procedures for receiving, reviewing, responding to, and resolving reclamation demands pursuant to the Final Order Establishing Procedures for Resolution and Payment of Reclamation Claims [Docket No. 166] entered on April 25, 2003.  The Debtors received 66 reclamation demands in the aggregate amount of $4.66 million. The Debtors have settled 61 claims for approximately $1.21 million.  There are five unresolved reclamation claims for a total demand amount of $905,132 and the Debtors anticipate that the unresolved claims will be settled for approximately $250,000.  Pursuant to section 546(c)(2)(A) of the Bankruptcy Code, the valid  reclamation claims will be treated as administrative expense claims under section 503(b) of the Bankruptcy Code.

The Debtors also received authorization from the Bankruptcy Court to pay amounts in connection with vendor claims under federal laws governing the rights of perishable agricultural claims (the “PACA Claims”) pursuant to the Final Order (I) Establishing PACA and PASA Trust Claim Procedures and (II) Authorizing Payment of Valid PACA and PASA Trust Claims [Docket No. 159] entered April 25, 2003.  The Debtors received 24 PACA Claims in the aggregate amount of $1.67 million and have settled and paid 23 of the PACA Claims for approximately $1.41 million.  The amount of the remaining unresolved PACA Claim is $39,463 and the Debtors are working with the claimant to resolve the matter.

In addition, the Debtors have commenced the Claims objection process.  Accordingly, the Debtors filed the Debtors’ First Omnibus Objection to Claims under 11 U.S.C. §§ 102(1), 105(a), and 502(b) and Fed. R. Bankr. P. 3007 (the “First Claims Objection”) on November 12, 2003, pursuant to which they objected to approximately 200 Claims.  The First Claims Objection was ruled on by the Bankruptcy Court on December 12, 2003, pursuant to which approximately $6 million in claims were disallowed and $900,000 in claims were continued to a later omnibus hearing at which time the Debtors anticipate those continued claims will be disallowed.  The Debtors or Reorganized Eagle Foods, as the case may be, will file additional Claims objections going forward.  In addition, the Debtors have already paid all amounts outstanding under the DIP Facility and in exchange have received a full release in satisfaction of all of the DIP Lender’s Claims.  Because of the joint and several nature of the DIP Lender’s Claims, the resolution of this Claim reduced the value of Claims filed against the Debtors’ estates by approximately $126 million.  Furthermore, the Debtors anticipate resolving some of their other large Claims on an individual basis.

V.                                    SUMMARY OF THE PLAN

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS AND SCHEDULES ATTACHED THERETO OR FILED BY THE EXHIBIT FILING DATE.

ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, REORGANIZED EAGLE FOODS AND OTHER PARTIES IN INTEREST.

A.                                    Overall Structure of the Plan

The Plan constitutes a single plan for the Debtors.  Under the Plan, Claims against, and Interests in, the Debtors are divided into five Classes according to their relative seniority and other criteria.

If the Plan is confirmed by the Bankruptcy Court and consummated, (1) the Holders of Allowed Class 1 and 2 Claims will receive distributions under the Plan equal to the full amount of such Allowed Claims, (2) the Holders of Allowed Class 3 and 4 Claims will receive distributions constituting a partial recovery on such Allowed Claims and (3) the Holders of Allowed Claims and Interests in Class 5 will not receive any distributions on such Allowed Claims and Interests.  On the Effective Date and at certain times thereafter, the Disbursing Agent will distribute Cash to Holders of certain Classes of Claims as provided in the Plan.  The Classes of Claims against the Debtors created under the Plan and the treatment of those Classes under the Plan are described below.

B.                                    Substantive Consolidation and Intercompany Claims

The Plan contemplates and is predicated upon entry of the Substantive Consolidation Order (which may be the Confirmation Order) which shall substantively consolidate the Debtors’ Estates and Chapter 11 Cases for purposes of all actions associated with confirmation and consummation of the Plan.  The Plan constitutes a request to approve such substantive consolidation such that on the Effective Date (i) all Intercompany Claims by, between and among the Debtors will be eliminated, (ii) all assets and liabilities of the Affiliate Debtors will be merged or treated as if they were merged with the assets and liabilities of Eagle Foods, (iii) any obligation of a Debtor and all guarantees thereof by one (1) or more of the other Debtors will be deemed to be one (1) obligation of Eagle Foods, (iv) the Affiliate Interests will be cancelled and (v) each Claim filed or to be filed against any Debtor will be deemed filed only against Eagle Foods and will be deemed a single Claim against and a single obligation of Eagle Foods.  On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor will be released and of no further force and effect.  If the Substantive Consolidation Order is not the Confirmation Order, then such order shall only be entered if the Bankruptcy Court enters the Confirmation Order.

On the Effective Date or as soon thereafter as practicable, (a) the members of the board of directors of each of the Affiliate Debtors shall be deemed to have resigned, (b) each of the Affiliate Debtors shall be merged with and into Eagle Foods and (c) the Chapter 11 Cases of the Affiliate Debtors shall be closed, following which any and all Causes of Action or other proceedings that were or could have been brought or otherwise commenced in the Chapter 11 Case of any Affiliate Debtor, whether or not actually brought or commenced and whether or not such Cause of Action or other proceeding is listed on Plan Schedule 7.2 or any other plan schedule attached hereto, may be continued, brought or otherwise commenced in Eagle Foods’ Chapter 11 Case.

1.                                      Discussion of Substantive Consolidation Generally

Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan.  The effect of consolidation is the pooling of the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on chapter 11 plans.  In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir.1988).  There is no statutory authority specifically authorizing substantive consolidation.  The authority of a Bankruptcy Court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code.  In re DRW Property Co. 82, 54 B.R. 489, 494 (Bankr. N.D.Tex. 1985).  Nor are there statutorily prescribed standards for substantive consolidation.  Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.

The propriety of substantive consolidation must be evaluated on a case-by-case basis. See FDIC v. Colonial Realty Co., 966 F.2d 57 (2d Cir.1992).  The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation may be viewed as variants on two critical factors, namely, (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors.  In re Augie/Restivo Baking Co., 860 F.2d at 518.  Some courts have viewed these elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.

Among the specific factors or elements looked to by courts are the following:

•                                          the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

•                                          the presence or absence of consolidated financial statements among the entities to be consolidated;

•                                          the commingling of assets and business functions among the entities to be consolidated;

•                                          the unity of interests and ownership among the various entities;

•                                          the existence of parent and intercorporate guarantees on loans to the various entities;

•                                          the transfer of assets to and from the various entities without formal observance of corporate formalities; and

•                                          the effect on the percentage recovery of a claim if substantive consolidation is allowed compared to administrative consolidation.

Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors.  Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors.  All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity.  Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.  Substantive consolidation of two or more debtors’ estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the elimination of multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund.  Absent such substantive consolidation, payment of such duplicative claims would be dilutive of the amounts ultimately payable to certain Holders of Allowed Claims against the Debtors.  The Debtors believe that substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

2.                                      Application to the Debtors

The facts and circumstances surrounding the historical business operations of Eagle Foods and the Affiliate Debtors support substantive consolidation in these Chapter 11 Cases.  Eagle Foods and the Affiliate Debtors historically have issued consolidated financial statements and filed consolidated federal tax returns.  Eagle Foods directly or indirectly owns 100% of the Affiliate Debtors.  Eagle Foods and the Affiliate Debtors have common officers and directors; they have shared key employees and outside professionals, including, but not limited to, employees of Eagle Foods who performed human resources, legal, and risk management services for the benefit of all the Debtors and accounting firms, law firms, engineers and consultants who rendered services to all of the Debtors.

In addition, the Debtors have shared a centralized cash management system.  Under this system, virtually all cash was centralized within Eagle Foods and funds were moved into and through Eagle Foods on an “as needed” basis to meet the short and long term cash requirements of all of the Debtors.  As an outgrowth of this consolidated cash management system, intercompany loans routinely were made by and between Eagle Foods and the Affiliate Debtors (and by and between the Affiliate Debtors themselves) in the ordinary course of the Debtors’ business.  Certain of Eagle Foods’ loans were guaranteed by each of the Affiliate Debtors and used to fund the operations of all of the Debtors.

Moreover, the distributions under the Plan will be made primarily from the proceeds of the sale of substantially all of the Debtors’ assets to, and settlement of the Avoidance Actions with, various third parties.  These third parties gave consideration based on their particular acquired asset or Avoidance Action.  There was no allocation of the consideration among the various Debtors.

Accordingly, for the reasons stated above, the Debtors believe substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

C.                                    Classification and Treatment of Claims and Interests

Section 1122 of the Bankruptcy Code requires that a chapter 11 plan classify the claims of a debtor’s creditors and the interests of its equity Holders.  The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a chapter 11 plan may place a claim of a creditor or an interest of an equity Holder in a particular class only if such claim or interest is substantially similar to the other claims of such class.

The Bankruptcy Code also requires that a chapter 11 plan provide the same treatment for each claim or interest of a particular class unless the Holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest.  The Debtors believe that the Plan complies with such standard.  If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the Holders of Claims and Interests affected do not consent to the treatment afforded them under the Plan.

The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of section 1122 of the Bankruptcy Code.  If a Creditor or Interest Holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make such reasonable modifications of the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation.  EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN’S TREATMENT OF SUCH HOLDER OF A CLAIM REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

As stated above, the Plan constitutes a single plan for the Debtors.  The discussion below summarizes the classification scheme with respect to the Debtors.

1.                                      Treatment of Unclassified Claims Under the Plan

(a)                                  Administrative Claims

Administrative Claims consist of the costs and expenses of the administration of the Chapter 11 Cases incurred by the Debtors.  Such costs and expenses may include, but are not limited to, Claims arising under the cost of operating or liquidating the Debtors’ business since the Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors’ Committee as approved by the Bankruptcy Court, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plan.  All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors’ Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Bankruptcy Court as being reasonable.

Subject to the provisions of Article XI of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date on which an Administrative Claim becomes an Allowed Administrative Claim, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such other less favorable treatment to the Holders of an Allowed Administrative Claim as to which the Debtors or Reorganized Eagle Foods and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims against a Debtor with respect to liabilities incurred in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto at the discretion of the Debtors or Reorganized Eagle Foods.

(b)                                  Priority Tax Claims

On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim against a Debtor shall receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, (A) Cash equal to the amount of such Allowed Priority Tax Claim or (B) such other less favorable treatment to the Holders of an Allowed Priority Tax Claim as to which the Debtors or Reorganized Eagle Foods and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; provided, however, that any Priority Tax Claim that is not an Allowed Claim, including any Allowed Priority Tax Claim not due and owing on the Effective Date, will be paid in accordance with this section when such Claim becomes Allowed and due and owing; further provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) shall be disallowed pursuant to the Plan, and the Holder of an Allowed Priority Tax Claim shall not be allowed to assess or attempt to collect such penalty from the Debtors or their Estates, Reorganized Eagle Foods or their property.

2.                                      Treatment of Classified Claims

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in each of the Debtors.  All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, and their treatment is set forth in Article II of the Plan.

The Plan constitutes a single plan for all Debtors.  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of voting on, and receiving distributions pursuant to, the

Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

(a)                                  Unimpaired Classes of Claims against the Debtors

(i)                                    Class 1  (Secured Claims).  The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims against the Debtors, if any, are unaltered by the Plan.  On, or as soon as reasonably practicable after, the later of (A) the Effective Date or (B) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Eagle Foods, (x) Cash equal to the amount of such Allowed Class 1 Claim or (y) such other less favorable treatment that will not impair the Holder of such Allowed Class 1 Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Class 1 Claim not due and owing on the Effective Date will be paid in accordance with Section 5.1(a) of the Plan if and when such Claim becomes Allowed and is due and owing.  Any default with respect to any Allowed Class 1 Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

(ii)                                Class 2  (Non-Tax Priority Claims).  The legal and equitable rights of the Holders of Class 2 Claims against the Debtors are unaltered by the Plan.  On, or as soon as reasonably practicable after, the later of (A) the Effective Date or (B) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Eagle Foods, (x) Cash equal to the amount of such Allowed Class 2 Claim or (y) such other less favorable treatment that will not impair the Holder of such Allowed Class 2 Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Class 2 Claim not due and owing on the Effective Date will be paid in accordance with Section 5.1(b) of the Plan when such Claim becomes due and owing.  Any default with respect to any Allowed Class 2 Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

(b)                                  Impaired Classes of Claims Against and Interests in the Debtors

(i)                                    Class 3  (General Unsecured Claims and Prepetition Notes Claims).  On the Initial Distribution Date, or as soon thereafter as is reasonably practicable, and on each Subsequent Distribution Date, the Disbursing Agent shall receive on behalf of each and every Holder of an Allowed Class 3 Claim against the Debtors, in full satisfaction, settlement, release and discharge of, and in exchange for, each and every Class 3 Claim against the Debtors, the Net Available Cash, and Cash held in the Supplemental Distribution Account as to Subsequent Distributions, which the Disbursing Agent will distribute Pro Rata to or for the benefit of Holders of Allowed Class 3 Claims.  Holders of General Unsecured Claims equal to or in excess of $5,000 (other than Holders of Prepetition Notes Claims) may make an irrevocable written election to opt into the classification of Class 4 on a validly executed and timely delivered ballot which election will thereby cause the reduction of such Claim to $5,000 and cause such Holder to instead be deemed a Holder of a Class 4 General Unsecured Convenience Claim for all purposes (including voting and distribution, if such Claim is ultimately Allowed).

(ii)                                Class 4  (General Unsecured Convenience Claims).  On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date or (ii) the date on which a Class 4 Claim becomes an Allowed Class 4 Claim, each Holder of an Allowed Class 4 Claim against the Debtors shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 4 Claim, (x) Cash in an amount equal to 9.9% (the estimated midpoint recovery) of such Allowed Class 4 Claim if the amount of such Allowed Claim is less than or equal to $5,000, (y) $495 if the amount of such Allowed Claim is greater than $5,000 (i.e., 9.9% of $5,000) and the Holder of such Allowed Class 3 General Unsecured Claim elects to reduce such Allowed Claim to $5,000 or (z) the same treatment as is afforded to Holders of Allowed Class 3 Claims (as set forth in Section 5.2(a) of the Plan) if the Holder of such General Unsecured Convenience Claim makes an irrevocable written election made on a validly executed and timely delivered ballot.  If such election is made, the Holder of such General Unsecured Convenience Claim shall be deemed a Holder of a Class 3 Claim for all purposes (including voting and distribution).  By remaining, or voting to be treated as, a Class 4 Claim, the Holder of such Class 4 Claim will forever waive and release any rights to a Subsequent Distribution under the Plan.

(iii)                            Class 5 (Old Equity Interests and Subordinated Claims).  On the Effective Date, the Old Equity will be cancelled, and neither the Holders of Old Equity nor the Holders of Subordinated Claims will receive or retain any distribution on account of such Old Equity Interests or Subordinated Claims.

D.                                    Post-Effective Date Corporate Existence of the Debtors

1.                                      Continued Corporate Existence; Amended and Restated Charter and By-laws; Dissolution of Reorganized Eagle Foods

(a)                                  Continued Corporate Existence and Amended and Restated Charter and By-laws

Eagle Foods shall continue to exist as Reorganized Eagle Foods after the Effective Date in accordance with the laws of the State of Delaware and pursuant to the Amended Charter and By-Laws to be filed with the Bankruptcy Court on or before the Exhibit Filing Date.  The charter and by-laws of Eagle Foods shall be amended and restated as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall be amended to, among other things: (i) authorize three (3) shares of common stock, $0.01 par value per share, ownership of which shall be restricted to directors of Reorganized Eagle Foods, one (1) share to be owned by each appointed director, (ii) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of nonvoting equity securities and (iii) limit the activities of Reorganized Eagle Foods to matters related to the implementation of the Plan.  The proposed Amended Charter and By-laws of Reorganized Eagle Foods will be filed with the Bankruptcy Court on or prior to the Exhibit Filing Date.  Any amendment to or modification of the Amended Charter and By-laws following the Confirmation Date, to the extent such modification or amendment changes the fundamental purpose of the corporation, (x) must be approved either (A), to the extent there are still three (3) directors sitting on the board of Reorganized Eagle Foods, through the unanimous written vote of all those directors of Reorganized Eagle Foods or (B) by authority granted by order of the Bankruptcy Court and (y) no shareholder vote shall be required in accordance with section 303 of General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

(b)                                  Dissolution of Reorganized Eagle Foods

As soon as practicable after the Chief Wind Down Officer exhausts the assets of the Debtors’ Estates by making the final distribution of Cash under the Plan, (i) the Chief Wind Down Officer shall (A) effectuate the dissolution of Reorganized Eagle Foods without a vote of the shareholders of Reorganized Eagle Foods in accordance with section 303 of General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, but subject to the approval of the board of directors of Reorganized Eagle Foods, and may file appropriate documentation with the State of Delaware in order to carry out such dissolution, including, without limitation, a certificate of dissolution and take all such other action in order to carry out such dissolution in accordance with section 275 of General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, and (B) resign as the sole officer of Reorganized Eagle Foods, and (ii) the directors shall resign from the board of directors of Reorganized Eagle Foods.

2.                                      Directors and Officer; Effectuating Documents; Further Transactions

Upon the Effective Date, the three (3) directors of Reorganized Eagle Foods shall be (a) Robert J. Kelly, (b) a Person to be appointed by the Creditors’ Committee, and reasonably acceptable to the Debtors, no later than the Exhibit Filing Date and (c) a Person to be appointed by the Debtors, and reasonably acceptable to the Creditors’ Committee, no later than the Exhibit Filing Date.  Each aforementioned director shall be issued one share of common stock of Reorganized Eagle Foods, transferable only to a current or successor director of Reorganized Eagle Foods.  Compensation awarded to the directors of Reorganized Eagle Foods shall be (a) $7,500 per fiscal quarter and such payment shall be pro rated, as appropriate, for the time period between the Effective Date and the last day of the fiscal quarter in which the Effective Date occurs; (b) $1,500 per in-person meeting; and (c) $750 per telephonic meeting.  On the second anniversary following the Effective Date, if appropriate, the directors of Reorganized Eagle Foods shall meet to vote on and implement a reduction of their compensation.  All reasonable out-of-pocket expenses incurred by such directors in fulfilling their responsibilities as a member of the board, will be reimbursed by Reorganized Eagle Foods.  In addition, the Prepetition Indenture Trustee shall have the revocable privilege to attend meetings of the Reorganized Eagle Foods’ board of directors as an ex officio non-voting member for purposes of observing resolution of the Disputed Claims and the Litigation Claims, which privilege shall at all times be subject to the approval of the board of directors of Reorganized Eagle Foods in its sole discretion.

From and after the Effective Date, the Chief Wind Down Officer shall serve as the sole officer of Reorganized Eagle Foods.  The Chief Wind Down Officer shall be authorized to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, including, without limitation, the dissolution of Reorganized Eagle Foods.

3.                                      Vesting of Assets

Except as otherwise provided in the Plan, all property of the Debtors’ Estates shall remain property of, and be consolidated into, the Estate of Eagle Foods and continue to be subject to the jurisdiction of the Bankruptcy Court following confirmation of the Plan and shall not be vested in Reorganized Eagle Foods on or following the Confirmation Date or the Effective Date.  From and after the Effective Date, all such property shall be distributed in accordance with the provisions of the Plan and the Confirmation Order.  Reorganized Eagle Foods shall retain the equity interest in Talon and, to the extent such interest is monetized, either through a sale, transfer, conveyance, dividend or otherwise, Reorganized Foods shall deposit those funds into the Estate of Eagle Foods for distribution, unless otherwise ordered by the Bankruptcy Court.

E.                                      Distributions Under the Plan

1.                                      Time of Distributions

Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable.  Any distribution to be made on the Effective Date pursuant to the Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable.  Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.  Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Articles IX and X of the Plan.  Reorganized Eagle Foods shall determine, in accordance with the Plan, when to make a Subsequent Distribution based on the amount of Cash currently available in the Supplemental Distribution Account.

2.                                      Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no Claim Holder shall be entitled to interest accruing on or after the Petition Date on any Claim.  To the extent otherwise provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall accrue on Claims at the applicable non-default rate.  Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.  Until the Effective Date, nothing herein shall waive the right of any creditor to seek postpetition interest.

3.                                      Disbursing Agent

The Disbursing Agent shall make all distributions required under the Plan.  Distributions on account of Allowed Prepetition Notes Claims shall be delivered to the Prepetition Indenture Trustee, its agent or servicer, who shall then make distributions to the Prepetition Noteholders in accordance with the Prepetition Indenture and the provisions of the Plan.  The Disbursing Agent shall reasonably cooperate with the Prepetition Indenture Trustee, its agent or servicer, in making distributions in accordance with the Plan.  Upon request by the Prepetition Indenture Trustee, Reorganized Eagle Foods will pay to it in Cash all reasonable and necessary fees and expenses incurred by the Prepetition Indenture Trustee, its agent or servicer, after the Effective Date in connection with the services performed by them and any indemnification amounts under the Prepetition Indenture arising in connection with the performance of such services as contemplated in this Plan.

4.                                      Delivery of Distributions and Undeliverable or Unclaimed Distributions

Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent or the Prepetition Indenture Trustee (as agent or servicer as described in Section 9.2 of the Plan) (for purposes of this paragraph, the “applicable disbursing agent”) (i) at the addresses set forth on the proofs of claim filed by such Claim Holders (or at the address set forth in any applicable notice of assignment of claim or notice of change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the applicable disbursing agent after the date of any related proof of claim, (iii) at the addresses reflected in the Schedules if no proof of claim has been filed and the applicable disbursing agent has not received a written notice of a change of address, (iv) in the case of a Claim Holder whose Claim is governed by the Prepetition Indenture or other agreement and is administered by the Prepetition Indenture Trustee, at the addresses contained in the official records of the Prepetition Indenture Trustee, including as set forth in its register or in any letter of transmittal provided with the surrender of the certificates in the sole discretion of the Prepetition Indenture Trustee, or (v) as to any defendant to a Litigation Claim who has not otherwise filed a proof of claim, at the address of such defendant’s counsel of record or to such party as counsel of record directs or specifies.  Distributions made to Holders of Claims by the Prepetition Indenture Trustee shall be subject to the rights of the Prepetition Indenture Trustee under the Prepetition Indenture or similar contract or agreement to enforce any changes or expenses thereunder.

If any Claim Holder’s distribution is returned as undeliverable, no further distributions to such Claim Holder shall be made unless and until the applicable disbursing agent is notified of such Claim Holder’s then current address, at which time all missed distributions shall be made to such Claim Holder without interest.  Amounts in respect of undeliverable distributions shall be returned to (x) the Prepetition Indenture Trustee with respect to the Prepetition Indenture or (y) the Disbursing Agent with respect to all other claims, until such distributions are claimed.  All claims for undeliverable distributions shall be made on the later of the first anniversary of the Effective Date or ninety (90) days from the date the Claim becomes an Allowed Claim.  After such date, all unclaimed property relating to distributions to be made on account of such Claims (including, without limitations, undeliverable or unclaimed property on account of the beneficial owners of the Prepetition Notes) shall revert to the Estate of Eagle Foods, free of any restrictions thereon or Claims of such Holder and notwithstanding any federal or state escheat laws to the contrary.  Nothing contained in the Plan shall require any of the applicable disbursing agents to attempt to locate any Holder of an Allowed Claim.

5.                                      Cancellation of Existing Securities

Except as otherwise provided in the Plan and in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article IX of the Plan, the Existing Securities, promissory notes, share certificates (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Existing Securities shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors, and the Prepetition Indenture Trustee to its noteholders, under the Prepetition Notes and/or the Prepetition Indenture together with the obligations of the Debtors under any other notes, share certificates and other agreements and instruments governing such Claims and Interests shall be discharged.  The Holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.  Notwithstanding the foregoing, subject to the terms and provisions of the Plan, the Prepetition Indenture shall continue in effect solely for the purposes of (a) allowing the Prepetition Indenture Trustee, its agent or servicer to act as the Disbursing Agent for purposes of making the Initial Distribution and all Subsequent Distributions on account of the Prepetition Notes and (b) preserving the Prepetition Indenture Trustee’s right to payment, reimbursement and indemnification from the Holders of the Prepetition Notes for all services rendered by it under the Prepetition Indenture, including the fees and expenses of its agents, and preserving any priority and lien rights for payment thereof.

6.                                      Procedures for Resolving Disputed, Contingent, and Unliquidated Claims

(a)                                  Objection Deadline; Prosecution of Objections

Reorganized Eagle Foods shall retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving and making distributions on account of the respective Claims against the Debtors. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors and Reorganized Eagle Foods, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims to which objections are made.  Nothing contained in the Plan, however, shall limit Reorganized Eagle Foods’ right to object to Claims, if any, filed or amended after the Claims Objection Deadline.  Moreover, notwithstanding the expiration of the Claims Objection Deadline and unless subsequently ordered for good cause shown to shorten time, Reorganized Eagle Foods shall continue to have the right to amend any objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed.  Subject to the limitations set forth in Article VII of the Plan, Reorganized Eagle Foods shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction on the validity, the nature and/or amount thereof.

(b)                                  No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim and the remainder has become a Disallowed Claim.

(c)                                  Disputed Claims Reserve

The Disbursing Agent shall withhold the Disputed Claims Reserve from the Net Available Cash to be distributed to particular classes under the Plan.  The Disputed Claims Reserve shall be equal to 100% of distributions to which Holders of Disputed Claims in Classes 3 and 4 would be entitled under the Plan as of such date if such Disputed Claims in Classes 3 and 4 were Allowed Claims in their (i) Face Amount (or if a Disputed Claim is unliquidated with no Face Amount, then based upon the good faith estimate of such Disputed Claim as estimated by Reorganized Eagle Foods) or (ii) estimated amount of such Disputed Claims in Classes 3 and 4 as approved in an Order by the Bankruptcy Court pursuant to section 506(c) of the Bankruptcy Code.  Reorganized Eagle Foods may request estimation for any Disputed Claim including, without limitation, any Disputed Claim that is contingent or unliquidated.  If practicable and as set forth in Section 7.5(c) of the Plan, Reorganized Eagle Foods will invest any Cash that is withheld as the applicable Disputed Claims Reserve in an appropriate manner to insure the safety of the investment.  Nothing in the Plan or the Disclosure Statement shall be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim.

(d)                                  Distributions After Allowance

Payments and distributions from the Disputed Claims Reserve shall be made as appropriate to the Holder of any Disputed Claim that has become an Allowed Claim, as soon thereafter as is reasonably practicable after the date such Disputed Claim becomes an Allowed Claim.  Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been Allowed on the Effective Date (excluding any present value calculations) and shall not be limited by the Disputed Claim amounts previously reserved with respect to such Disputed Claim to the extent that additional amounts are available therefor, but only to the extent that such additional amounts have not yet been distributed to Holders of Allowed Claims.  Upon such distribution, the reserve shall be reduced by an amount equal to the amount reserved with respect to such Disputed Claim.  To the extent the amount reserved for such Disputed Claim exceeds the Allowed Amount, if any, of such Claim, the remainder shall be deposited in the Supplemental Distribution Account and distributed to Holders of Allowed Class 3 Claims in accordance with the provisions of Article V of the Plan.

7.                                      De Minimis Distributions.

Notwithstanding any other provision of the Plan, Reorganized Eagle Foods and the Disbursing Agent shall have no obligation to make a distribution on account of an Allowed Claim from any Cash Reserve or account to a specific Holder of an Allowed Claim if the amount to be distributed to that Holder on the Initial Distribution Date or Subsequent Distribution Date (i) does not constitute a final distribution to such Holder and (ii) is less than $50.00.  In addition, the Debtors and Reorganized Eagle Foods reserve the right to request subsequent relief from the Bankruptcy Court to exclude Holders of smaller claims from the final distribution under the Plan to the extent that the amounts otherwise distributable to such claim holders in connection with such final distribution would be de minimis or create undue administrative expense.

8.                                      Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

9.                                      Allowance of Certain Claims

(a)                                  Professional Fee Claims

On the Effective Date, the Debtors will pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date approved by the Bankruptcy Court in accordance with the Professional Fee Order; provided, however, that Professionals will continue to prepare fee applications in accordance with the Professional Fee Order up to the Effective Date.  No later than fifteen (15) days prior to the Confirmation Hearing, each Professional will estimate fees and expenses due for periods that have not been billed as of the anticipated Effective Date.  Parties in interest will have until three (3) days prior to the Confirmation Hearing to object to such estimate, and any such objection will be heard at the Confirmation Hearing.  On the Effective Date, Reorganized Eagle Foods will increase the amount held in the Professional Fee Escrow such that the funds therein are equal to the aggregate amount of outstanding fee applications not ruled upon by the Bankruptcy Court as of the Effective Date plus the aggregate amount of all estimated fees and expenses due for periods that have not been billed as of the Effective Date.  Such Professional Fee Escrow will be used by the Reorganized Eagle Foods to pay the remaining Professional Fee Claims owing to the Professionals as and when Allowed by the Bankruptcy Court.  When all Professional Fee Claims have been paid in full, amounts remaining in such escrow account, if any, will be returned to Reorganized Eagle Foods to supplement the Operating Reserve or for distributions to Allowed Claims in Classes 3 and 4 in accordance with the provisions of Article V of the Plan.

All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including compensation and expenses for making a substantial contribution in any of the Chapter 11 Cases) shall file with the Bankruptcy Court, and serve such applications on counsel for the Debtors, the United States Trustee and as otherwise required by the Bankruptcy Court and the Bankruptcy Code, an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the end of the month in which the Effective Date occurred.  Objections to applications of Professionals and other entities for compensation and reimbursement of expenses must be filed with the Bankruptcy Court no later than twenty (20) days after the filing and service of a Professional’s application.  All compensation and reimbursement of expenses allowed by the Bankruptcy Court shall be paid ten (10) days after the entry of an Order allowing such fees and expenses, or as soon thereafter as practicable.   The Debtors and Reorganized Eagle Foods shall not object to the filing of any request for substantial contribution with respect to those entities listed on Plan Schedule 11.1(b); provided that in all instances (i) the Debtors and Reorganized Eagle Foods shall retain the right to review the reasonableness of the fees and expenses requested by any and all such entities alleging substantial contribution and (ii) such requesting entity complies with the filing requirements of the Plan or such other requirements as agreed to by and among the Debtors or Reorganized Eagle Foods, the Creditors’ Committee, the United States Trustee and such requesting entity.

Notwithstanding Section 11.1(a) and (b) of the Plan, on or within three (3) business days after the Confirmation Date, the Prepetition Indenture Trustee shall deliver an invoice for its fees and expenses to the Debtors, the Creditors’ Committee and the United States Trustee, each of whom shall have the right to file an objection with the Bankruptcy Court, which objection must be filed with ten (10) days of receipt.  Absent any such objection, the Prepetition Indenture Trustee’s invoice for its fees and expenses shall be paid in Cash by the Debtors or Reorganized Eagle Foods, as applicable, on the Effective Date, or as soon thereafter as practicable, without need to file an application for the payment of its fees and without need for further order of the Bankruptcy Court.

(b)                                  Other Administrative Claims

All other requests for payment of an Administrative Claim (other than as set forth in Section 11.1 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors and/or Reorganized Eagle Foods no later than the Administrative Claims Bar Date.  Unless the Debtors object to an Administrative Claim within one hundred twenty (120) days after the Administrative Claims Bar Date, such Administrative Claim shall be deemed allowed in the amount requested.  In the event that the Debtors and/or Reorganized Eagle Foods object to an Administrative Claim, and Reorganized Eagle Foods and such claimant are unable to resolve their dispute consensually, then Reorganized Eagle Foods shall file a motion for determination thirty (30) days following the request of such claimant.  Thereafter, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.  Notwithstanding the foregoing, the Debtors or Reorganized Eagle Foods may pay, in their discretion, in accordance with the terms and conditions of any agreements relating thereto, any Administrative Claim as to which no request for payment has been timely filed but which is paid or payable by a Debtor in the ordinary course of business.

(c)                                  Administrative Claims Bar Date Notice

On the Effective Date, or as soon thereafter as is reasonably practicable, Reorganized Eagle Foods will provide written notice of the Administrative Claims Bar Date in substantially the same manner and fashion as the Debtors provided written notice of the Bar Date as approved by Final Order of the Bankruptcy Court on June 27, 2003.

10.                               Funding of Cash Reserves

On or before the Effective Date, the Debtors will fund the Cash Reserve in such amounts as determined by the Debtors as necessary in order to be able to make the required future payments under the Administrative Claims Reserve and Operating Reserve.

11.                               Funding of Supplemental Distribution Account

(a)                                  Resolution of Disputed Claims

Reorganized Eagle Foods will remove any and all Cash remaining in the applicable Disputed Claim Reserve to the extent that a Disputed Claim is Disallowed or is Allowed in an amount less than the amount reserved for such Disputed Claim and deposit such Cash into the Supplemental Distribution Account.

(b)                                  Disposition of Remaining Non-Cash Assets

Reorganized Eagle Foods may sell or otherwise dispose of any and all non-Cash assets in accordance with the provisions of the Plan.  As soon as reasonably practicable thereafter, the Chief Wind Down Officer will determine what portion of the Net Proceeds from any and all such sales occurring subsequent to the Initial Distribution Date constitutes Net Available Cash and deposit such Net Available Cash into the Supplemental Distribution Account (with the remaining portion of the Net Proceeds being deposited into the Cash Reserves by Reorganized Eagle Foods) to be used and distributed in accordance with the provisions of the Plan and Confirmation Order.

F.                                      The Chief Wind Down Officer

1.                                      Appointment

Upon the Effective Date, Reorganized Eagle Foods will appoint the Chief Wind Down Officer, which Person will be Randall D. McMurray or such other Person designated by the Debtors on or prior to the Exhibit Filing Date or by the board of directors of Eagle Foods following the Confirmation Date until the Effective Date.  Following the Effective Date, the board of directors of Reorganized Eagle Foods shall have the right to replace the Chief Wind Down Officer with another party or agent, without need for further Bankruptcy Court approval and thereafter such successor Chief Wind Down Officer shall fulfill the role of Chief Wind Down Officer and administer the Plan.

2.                                      Sole Officer of Reorganized Eagle Foods

The Chief Wind Down Officer will be the sole officer of Reorganized Eagle Foods and will be charged with the duty to administer the Plan in accordance with its terms and to take such other actions as may be authorized under the Plan and Confirmation Order, which actions shall be subject to the direction of the board of directors of Reorganized Eagle Foods.

3.                                      Rights, Powers and Duties of Reorganized Eagle Foods and the Chief Wind Down Officer

Reorganized Eagle Foods will retain and have all the rights, powers and duties necessary to carry out its responsibilities under the Plan.  Such rights, powers and duties, which will be exercisable by the Chief Wind Down Officer on behalf of Reorganized Eagle Foods pursuant to the Plan will include, among others:

(a)                                  investing Reorganized Eagle Foods’ Cash, including, but not limited to, the Cash held in the Cash Reserves in (A) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which are guaranteed by the full faith and credit of the United States of America; (B) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (C) any other investments that may be permissible under (I) section 345 of the Bankruptcy Code or (II) any order of the Bankruptcy Court entered in the Debtors’ Chapter 11 cases;

(b)                                 calculating and paying, or causing to be paid, all distributions to be made under the Plan and other orders of the Bankruptcy Court to Holders of Allowed Administrative Claims and Allowed Claims as provided in the Plan;

(c)                                  calculating and paying all fees payable pursuant to section 1930 of title 28, United States Code;

(d)                                 objecting to Claims or Interests filed against any of the Debtors’ Estates on any basis;

(e)                                  selling or otherwise disposing of any remaining non-Cash assets of the Debtors or Reorganized Eagle Foods and thereafter determining in accordance with the Plan what portion of the Net Proceeds from any and all such sales occurring subsequent to the Initial Distribution Date constitute Net Available Cash and depositing such Net Available Cash into the Supplemental Distribution Account (with the remaining portion of the Net Proceeds being deposited into the Cash Reserves by Reorganized Eagle Foods);

(f)                                    removing any and all Cash remaining in the applicable Disputed Claim Reserve to the extent that a Disputed Claim is Disallowed or is Allowed in an amount less than the amount reserved for such Disputed Claim and depositing such Cash into the Supplemental Distribution Account;

(g)                                 funding the Cash Reserves and Supplemental Distribution Account;

(h)                                 determining in accordance with the Plan when to conduct a Subsequent Distribution based on the amount of Cash currently available in the Supplemental Distribution Account;

(i)                                     settling, allowing or otherwise disposing of any Claims filed against any of the Debtors’

Estates;

(j)                                     seeking estimation of contingent or unliquidated claims under section 502(c) of the Bankruptcy Code or otherwise;

(k)                                  employing, supervising and compensating professionals retained to represent the interests of and serve on behalf of Reorganized Eagle Foods;

(l)                                     prosecuting, settling, dismissing or otherwise disposing of the Litigation Claims, including the Avoidance Actions and Causes of Action;

(m)                               using, selling, assigning, transferring, abandoning or otherwise disposing of at a public or private sale any of the Debtors’ or Reorganized Eagle Foods’ remaining assets without further order of the Court for the purpose of liquidating and converting such assets to Cash;

(n)                                 making and filing tax returns for any of the Debtors or Reorganized Eagle Foods, and responding to or taking any and all actions as are necessary and appropriate in order to comply with any tax audit;

(o)                                 seeking determination of tax liability under section 505 of the Bankruptcy Code;

(p)                                 prosecuting turnover actions under sections 542 and 543 of the Bankruptcy Code;

(q)                                 exercising all power and authority that may be exercised, and take all proceedings and acts that may be taken, by any officer or shareholder of Reorganized Eagle Foods;

(r)                                    exercising all powers and rights, and taking all actions, contemplated by or provided for in the Plan; and

(s)                                  taking any and all other actions necessary or appropriate to implement or consummate the Plan.

4.                                      Compensation Awarded to the Chief Wind Down Officer

(a)                                  Compensation Generally

The Chief Wind Down Officer will be compensated from the Operating Reserve pursuant to the terms of the Plan.  Any professionals retained or other employees hired by the Chief Wind Down Officer will be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Operating Reserve.  The payment of the fees and expenses of the Chief Wind Down Officer and professionals retained by Reorganized Eagle Foods to assist the Chief Wind Down Officer will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court.

(b)                                  Randall D. McMurray as Chief Wind Down Officer

Unless otherwise announced prior to the Exhibit Filing Date, Mr. Randall D. McMurray shall be the Chief Wind Down Officer and in serving in such capacity, his annual compensation shall be consistent with past practices and he shall also (i) receive a $10,000 payment upon the Effective Date, (ii) receive a $10,000 quarterly stay bonus, to be paid on the last business day (or as soon as practicable thereafter) of Reorganized Eagle Foods’ fiscal quarter following the Effective Date and each fiscal quarter thereafter until such time as Randall D. McMurray is no longer acting as Chief Wind Down Officer and (iii) participate in the Recovery Bonus Plan, as more fully set forth below and in Section 7.6 of the Plan.

(c)                                  Third Party Agent as Chief Wind Down Officer

In the event a third-party agent is appointed as successor Chief Wind Down Officer by the board of directors of Reorganized Eagle Foods, and such third-party agent is already retained by Reorganized Eagle Foods in the capacity of a wind down advisor, such party shall be compensated in accordance with the terms of its retention or plan administration agreement, consistent with the terms of the Plan.  In the event that a successor Chief Wind Down Officer is appointed that has no prior retention agreement, the terms of compensation will be subject to approval of the board of directors of Reorganized Eagle Foods and will be presented for Bankruptcy Court approval.

5.                                      Indemnification

Reorganized Eagle Foods and the Estates will, to the fullest extent permitted by the laws of the State of Delaware, indemnify and hold harmless its directors and the Chief Wind Down Officer and Reorganized Eagle Foods’ agents, representatives, professionals and employees (in their capacity as such) (collectively the “Indemnified Parties”) from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to reasonable attorneys’ fees, arising out of or due to their actions or omissions, or consequences of such actions or omissions with respect to Reorganized Eagle Foods and the Estates or the implementation or administration of the Plan.  To the extent Reorganized Eagle Foods and the Estates indemnify and hold harmless the Indemnified Parties as provided above, the reasonable legal fees and related costs incurred by counsel to the Chief Wind Down Officer and/or the directors of Reorganized Eagle Foods in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Operating Reserve.  The indemnification provisions of the Plan shall remain available to and be binding upon any former Chief Wind Down Officer or the estate of any decedent Chief Wind Down Officer.  In addition, the indemnification provisions of the charter and by-laws of Reorganized Eagle Foods will remain available to and be binding upon any current and former director of Reorganized Eagle Foods or the estate of any decedent of such directors and will survive the dissolution of Reorganized Eagle Foods.

6.                                      Insurance

Reorganized Eagle Foods will be authorized to obtain all reasonably necessary insurance coverage for itself, its directors, its agents, representatives and employees or independent contractors, including, but not limited to, coverage with respect to (i) any property that is or may in the future become the property of Reorganized Eagle Foods and (ii) the liabilities, duties and obligations of the directors of Reorganized Eagle Foods and their agents, representatives, employees, independent contractors and professionals under the Plan and the charters and by-laws of Reorganized Eagle Foods (in the form of an errors-and-omissions policy or otherwise), the latter of which insurance coverage may, at the sole option of Reorganized Eagle Foods, acting through its Chief Wind Down Officer, after consultation with the directors of Reorganized Eagle Foods, remain in effect for a reasonable period (not to exceed seven (7) years) after the dissolution of Reorganized Eagle Foods.

7.                                      Authority to Compromise and Settle Disputed Claims and Avoidance Actions

(a)                                  Disputed Claims

(i)                                     From and after the Effective Date, Reorganized Eagle Foods shall be authorized, with respect to those Claims or Interests which are not Allowed hereunder or by Court order, (I) to object to any Claims or Interests Filed against any of the Debtors’ Estates and (II) to compromise and settle Disputed

Claims after the Effective Date, and such compromise or settlement shall not be subject to the further approval of the Bankruptcy Court.  Except as modified herein, all such compromises and settlements, whenever occurring, shall be in accordance with the existing settlement parameters and service and notice procedures previously established by Final Order of the Bankruptcy Court (or such other subsequent broader settlement parameters and/or less restrictive service and notice procedures as may be approved by the Bankruptcy Court after consultation with the Creditors’ Committee or the board of directors of Reorganized Eagle Foods.)

(ii)                                  The existing claims settlement parameters and service and notice procedures established by Final Order of the Bankruptcy Court entered on January 29, 2004 [Docket No. 870], shall be modified such that except with respect to the settlement of a Disputed Claim of an insider (as defined in section 101(31) of the Bankruptcy Code), (I) written notice of any and all settlements, to the extent required, must only be provided to the board of directors of Reorganized Eagle Foods; and (II) notice shall only be required with respect to the settlement of (A) any administrative, priority or secured Disputed Claim where the discrepancy between the allowed amount and the Debtors’ books and records exceeds $75,000, and (B) any general unsecured Disputed Claim where the discrepancy between the allowed amount and the Debtors’ books and records exceeds $750,000.  The settlement of any Disputed Claim of an insider shall require notice to the United States Trustee and the board of directors of Reorganized Eagle Foods.  Except as modified herein, the remaining aspects of the existing Claims settlement parameters and service and notice procedures shall remain in full force and effect.

(b)                                  Avoidance Actions

In addition to Reorganized Eagle Foods’ authority to prosecute the Litigation Claims, including the Avoidance Actions and Causes of Action, as set forth in Section 7.5(c)(xii) of the Plan, Reorganized Eagle Foods shall be authorized to compromise and settle the Litigation Claims, including the Avoidance Actions and Causes of Action, after the Effective Date without further approval of the Bankruptcy Court.

8.                                      Periodic Reports

Reorganized Eagle Foods will file written quarterly reports with the Bankruptcy Court regarding the claims resolution process, status of adversary proceedings and Avoidance Actions and Cash activity.

9.                                      Employment, Indemnification and Other Agreements, and Recovery Bonus Plan Awarded to Management

(a)                                  Employee Compensation

The Debtors or Reorganized Eagle Foods are authorized to pay the Administrative Claims of employees who remain employed after the Effective Date provided that such claims arise out of or relate to (i) their employment with the Debtors in the ordinary course of business including, without limitation, the Recovery Bonus Plan (as defined below) or (ii) Continuing Indemnification Claims, in both cases without the requirement that such employees file an Administrative Claim by the Administrative Claim Bar Date, to the extent of Cash in the Cash Reserves.  In addition, the board of directors of Reorganized Eagle Foods shall have the right to provide additional compensation to the employees of Reorganized Eagle Foods; provided that material enhancements to an employee’s compensation shall require Bankruptcy Court approval.

(b)                                  Recovery Bonus Plan Awarded to Management

The Recovery Bonus Plan shall provide those employees specified on Plan Schedule 7.6 with additional compensation on account of achieving recovery rates near and in excess of the midpoint of the expected recovery range, i.e., the expected cumulative dividend distributed to Holders of Allowed General Unsecured  Claims, provided that (unless otherwise stated in Section 7.6 of the Plan) such employees are employed by Reorganized Eagle Foods as of the Effective Date through the substantial completion of the Debtors’ wind down process, as determined by the board of directors of Reorganized Eagle Foods (the “Recovery Bonus Plan”).  The participants in the Recovery Bonus Plan will receive a target award opportunity based upon a percentage of annual base salary.  The specific percentages and target awards for each employee are set forth on Plan Schedule 7.6.  In the event a participant to the Recovery Bonus Plan is terminated without cause or resigns prior to substantial completion of the Debtors’ wind down process, such participant shall still be eligible for the Recovery Bonus Plan provided that such participant makes himself/herself reasonably available to cooperate with the Reorganized Debtors and to provide assistance with the resolution of Claims filed against the Debtors.  In such event, the participant shall be paid an hourly rate consistent with such participant’s annual base salary, or such other amount as approved by the board of directors of Reorganized Eagle Foods, for their time in connection with the resolution of Claims, including any reasonable travel time involving intercity travel, but shall not include any intra-city travel, including, without limitations, travel from locations within the Quad City area and all reasonable out-of-pocket expenses suffered by such participant shall be reimbursed by Reorganized Eagle Foods.

G.                                    Dissolution of Creditors’ Committee

The Creditors’ Committee will continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and will perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date.  On the Effective Date, the Creditors’ Committee will be dissolved and its members will be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, accountants, financial advisors and other agents will terminate.  All expenses of Creditors’ Committee members and the fees and expenses of their professionals through the Effective Date will be paid in accordance with the terms and conditions of the Professional Fee Order and the Plan.

H.                                    Miscellaneous Matters

1.                                      Treatment of Executory Contracts and Unexpired Leases

The Debtors are parties to numerous leases and executory contracts with various parties.

(a)                                  Generally

Except as otherwise provided in Article VIII of the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, all prepetition executory contracts and unexpired leases that exist between the Debtors and any Person shall be deemed rejected by the Debtors effective as of the Effective Date or such other date as listed on Plan Schedule 8.1, subject to the occurrence of the Effective Date, except for executory contracts and unexpired leases which:

(i)                                     have been assumed, assumed and assigned, or rejected, as applicable, pursuant to an order of the Court entered prior to the Effective Date; or

(ii)                                  as of the Effective Date, are subject to a pending motion for approval of the assumption, assumption and assignment, or rejection, as applicable; or

(iii)                               are otherwise being assumed or assumed and assigned as set forth in Plan Schedule 8.2.  The listing of a document on Plan Schedule 8.2 shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability under such contract or lease.

(b)                                  Approval of Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases

Subject to the Effective Date, entry of the Confirmation Order shall constitute, as of the Confirmation Date (or such other date listed on Plan Schedule 8.1), the approval, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, of the assumption, assumption and assignment, or rejection, as applicable, of the executory contracts and unexpired leases assumed, assumed and assigned, or rejected pursuant to Article VIII of the Plan.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property, if any, will include (i) all modifications, amendments, supplements, restatements, assignments, subleases or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan.

(c)                                  Cure of Defaults of Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default, if any, will be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure, with such Cure being provided by, at the option of the Debtor-party to such contract or lease, either (x) the Debtor-party to such contract or lease or (y) the assignee of such Debtor-party to whom such contract or lease is being assigned.  If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of Reorganized Eagle Foods or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors or Reorganized Eagle Foods will have the right to reject the contract or lease for a period of five (5) days after entry of a final order establishing a Cure amount in excess of that provided by the Debtors.  The Confirmation Order, if applicable, will contain provisions providing for notices of proposed assumptions and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto (which will provide not less than twenty (20) days’ notice of such procedures and any deadlines pursuant thereto) and resolution of disputes by the Bankruptcy Court.  To the extent the Debtor who is party to the executory contract or unexpired lease is to be merged with Eagle Foods as part of the Substantive Consolidation Order, the nondebtor parties to such executory contract or unexpired lease will, upon assumption as contemplated herein, be deemed to have consented to the assignment of such executory contract or unexpired lease to Eagle Foods that is the surviving entity after entry of the Substantive Consolidation Order.

(d)                                  Rejection Damages Bar Date

If the rejection by a Debtor or Reorganized Eagle Foods of an executory contract or unexpired lease pursuant to the Plan results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Eagle Foods or the properties of any of them unless a proof of claim is filed with the Debtors’ Claims agent, Logan & Company, Inc., and served upon counsel to Reorganized Eagle Foods, and counsel to the Creditors’ Committee, within thirty (30) days after service of the earlier of (i) notice of the effective date of rejection of such executory contract or unexpired lease as determined in accordance with Section 8.1 of the Plan or

(ii) other notice that the executory contract or unexpired lease has been rejected.  Nothing in Section 8.4 of the Plan will revive or deem to revive a previously Disallowed Claim or extend a previously established bar date, if applicable.  The bar date for filing a Claim with respect to an executory contract or unexpired lease other than pursuant to the Plan will be as set forth in the Bar Date Order or the Final Order approving such rejection.

(e)                                  Postpetition Executory Contracts and Unexpired Leases

All rights in connection with all executory contracts and unexpired leases assumed by the Debtors or entered into after the Petition Date and that have not been assigned to a third party will remain property of the Estate of Eagle Foods.

(f)                                    Miscellaneous

Notwithstanding any other provision of the Plan, the Debtors will retain the right to, at any time prior to the Effective Date, modify or supplement Plan Schedule 8.1 or Plan Schedule 8.2, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from such Plan Schedules.  Listing an executory contract or unexpired lease on Plan Schedule 8.1 or Plan Schedule 8.2 will not constitute an admission by any of the Debtors or Reorganized Eagle Foods that such contract or lease (including any related agreements that may exist) is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Eagle Foods has any liability thereunder.

2.                                      No Discharge of Claims Against Debtors

Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that no Holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, Reorganized Eagle Foods, their respective successors or their respective property, except as expressly provided in the Plan.

3.                                      Exculpation and Limitation of Liability

The Debtors, Reorganized Eagle Foods, the Creditors’ Committee, the members of the Creditors’ Committee in their representative capacity, and any of such parties’ respective present or former members, officers, directors, employees, advisors, representatives, the Professionals or agents, the Prepetition Indenture Trustee and its agents and professionals, and the DIP Lender and its agents and professionals, including the Released Parties, and any of all such parties’ predecessors, successors and assigns, and all of their respective officers, directors, agents, employees and attorneys, will not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any Holder of any Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan except for their gross negligence or willful misconduct and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Notwithstanding any other provision of the Plan, no Claim Holder or Interest Holder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, will have any right of action against the Debtors, Reorganized Eagle Foods, the Creditors’ Committee, the members of the Creditors’ Committee in their representative capacity, and any of such parties’ respective present or former members, officers, directors, employees, advisors, representatives, the Professionals or agents, the Prepetition Indenture Trustee and its agents and professionals, and the DIP Lender and its agents and professionals and any of such parties’ predecessors, successors and assigns, and all of their respective officers, directors, agents, employees and attorneys, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan except for their gross negligence or willful misconduct.

4.                                      Indemnification Obligations

In satisfaction and compromise of any obligations or rights of any of the Indemnitees’ Indemnification Rights, (a) all Indemnification Rights except (i) all Indemnification Rights of an Indemnitee who is also a Released Party, (ii) the indemnification rights of the Prepetition Indenture Trustee under the Prepetition Indenture and (iii) those based solely upon any act or omission arising out of or relating to any Indemnitee’s service with, for or on behalf of a Debtor on or after the Petition Date (collectively the “Continuing Indemnification Rights”), will be released and terminated on and as of the Effective Date; provided that the Continuing Indemnification Rights will remain in full force and effect on and after the Effective Date and shall not be modified, reduced, terminated or otherwise affected in any way by the Chapter 11 Cases, (b) the Debtors or Reorganized Eagle Foods, as the case may be, are authorized to purchase and maintain director and officer insurance providing coverage for those Indemnitees with Continuing Indemnification Rights for such period of time after the Effective Date that Reorganized Eagle Foods determines to be reasonable insuring such parties in respect of any claims, demands, suits, causes of action or proceedings against such Indemnitees based upon any act or omission related to such Indemnitee’s service with, for or on behalf of the Debtors in the scope and amount as Reorganized Eagle Foods determines to be reasonable (the “Insurance Coverage”), (c) the insurers are authorized to pay any professional fees and expenses incurred in connection with any action relating to any Continuing Indemnification Rights and (d) the Debtors or Reorganized Eagle Foods, as the case may be, pursuant to the Plan indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

5.                                      Releases by Debtors and Debtors-in-Possession

Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Debtor, in its individual capacity and as a Debtor in Possession, for and on behalf of its Estate, will release and forever unconditionally release all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interest, restructuring or the Chapter 11 Cases.

No provision of the Plan or of the Confirmation Order, including without limitation any release or exculpation provision, will modify, release or otherwise limit the liability of any Person not specifically released hereunder, including without limitation any Person that is a co-obligor or joint tortfeasor of a Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

Reorganized Eagle Foods and any newly formed entities that will be liquidating the Debtors’ businesses after the Effective Date will be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

6.                                      RELEASE BY HOLDERS OF CLAIMS

ON THE EFFECTIVE DATE (A) EACH PERSON THAT VOTES TO ACCEPT THE PLAN, AND (B) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE

EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, ALL HOLDERS OF CLAIMS, IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS AND REORGANIZED EAGLE FOODS UNDER THE PLAN AND THE CASH AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE PLAN, EACH ENTITY (OTHER THAN A DEBTOR) THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM, AS APPLICABLE, (EACH A “RELEASE OBLIGOR”) SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT SECTION 13.6 OF THE PLAN WILL NOT RELEASE ANY RELEASED PARTY FROM ANY CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE, BASED ON (I) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE, (II) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (III) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (IV) THE SECURITIES EXCHANGE ACT OF 1934, AS NOW IN EFFECT OR HEREAFTER AMENDED, THE SECURITIES ACT OF 1933, AS NOW IN EFFECT OR HEREAFTER AMENDED OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, OR (V) SECTIONS 1104-1109 AND 1342(D) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

7.                                      Injunction

The satisfaction and release pursuant to Article XIII of the Plan will also act as a permanent injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied or released under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

8.                                      Termination of Subordination Rights and Settlement of Related Claims and Controversies

 The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, arising under section 510 of the Bankruptcy Code, or otherwise.  Except as provided in the Plan, all such subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be cancelled and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined.  Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.  Nothing in Section 13.2 of the Plan will be deemed to release the rights, if any, that the Debtors, the Creditors’ Committee, or any creditor may have to seek to equitably subordinate any Claim pursuant to section 510 of the Bankruptcy Code or otherwise.

9.                                      Request for Court Hearing

Notwithstanding whether a matter requires the consultation of the Creditors’ Committee under the Plan, the Debtors, Reorganized Eagle Foods and the Creditors’ Committee will have the right to request a hearing before the Court on any and all matters raised in connection with or related to the Plan.

I.                                         Preservation of Rights of Action

Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims.  Subject to the provisions of Article VII of the Plan, Reorganized Eagle Foods, as the successor in interest to the Debtors, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims, including, without limitation, those Litigation Claims listed on Plan Schedule 1.20.

Except as is otherwise expressly provided in the Plan or in the Confirmation Order, nothing in the Plan or the Confirmation Order shall preclude or estop Reorganized Eagle Foods or its privies, as successors in interest to the Debtors and their privies, from bringing a subsequent action in any court or adjudicative body of competent jurisdiction, to enforce any or all of its or their rights in connection with the Litigation Claims, irrespective of the identity of any interest, cause of action, or nexus of fact, issues, or events which is now or which could have been asserted in these Chapter 11 Cases, the present litigation, and those which may be asserted in any subsequent litigation brought by Reorganized Eagle Foods or its privies.  Moreover, the failure to commence any Litigation Claim prior to the Confirmation Date shall not constitute res judicata, judicial or collateral estoppel.

J.                                      Closing of Chapter 11 Cases

When all Disputed Claims filed against the Debtors become Allowed Claims or are disallowed by Final Order, and all remaining assets of Reorganized Eagle Foods are liquidated and converted into Cash (other than those assets abandoned by Reorganized Eagle Foods), and such Cash is distributed in accordance with the Plan, or at such earlier time as the Chief Wind Down Officer deems appropriate, the Chief Wind Down Officer will seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

VI.                                CERTAIN FACTORS TO BE CONSIDERED

The Holder of a Claim against the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.                                    General Considerations

The formulation of a chapter 11 plan is the principal purpose of a Chapter 11 case.  The Plan sets forth the means for satisfying the Claims against and Interests in each of the Debtors.  Certain Classes of Claims will not be paid in full pursuant to the Plan, and Equity Interests will not receive any distributions pursuant to the Plan.

B.                                    Certain Bankruptcy Considerations

If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a Chapter 7 liquidation or that any alternative chapter 11 plan would be on terms as favorable to the Holders of Claims as the terms of the Plan.  If a Chapter 7 liquidation or protracted chapter 11 case were to occur, there is a material risk that the value of the Debtors’ remaining assets would be substantially eroded to the detriment of all stakeholders.  See Appendix C annexed hereto for a liquidation analysis of the Debtors.

C.                                    Claims Estimations

There can be no assurance that the estimated Claim amounts set forth herein are correct.  In addition, certain of the Claims filed against the Debtors are in unliquidated amounts.  The Debtors’ estimation of Allowed Claims assumes that such unliquidated amounts will not have a material impact on the actual aggregate dollar amount of Allowed Claims.  The actual amount of Allowed Claims likely will differ in some respect from the estimates.  The estimated amounts are subject to certain risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated herein.  Moreover, the Administrative Claims Bar Date will be set at a date following the Effective Date.  Therefore, while an estimated amount of unpaid Administrative Claims incurred during these Chapter 11 Cases has been factored into the estimated recovery values, the actual amount of Allowed Administrative Claims may vary significantly from those estimated herein.

D.                                    Causes of Action

The proceeds recovered by the Debtors from the disposition of their causes of action are uncertain.  Specifically, the Avoidance Actions involve litigation that has not yet been commenced and the results of such actions are uncertain.  Accordingly, the recovery estimates indicated in this Disclosure Statement and the Plan do not include recoveries the Debtors may obtain on account of Avoidance Actions, if any.

E.                                      Other Assets

The estimated recovery values reflect an estimation of net proceeds to be realized from other assets held and subsequently disposed by the Debtors.  Market factors, the level of ongoing capital expenditures and other factors could affect the amount of net proceeds ultimately realized by the Debtors.  One such asset, among others, is the Debtors’ accounts receivable.  The Debtors have estimated that recoveries related to the accounts receivables will yield approximately $1.1 million.  This estimate is based on the Debtors’ review of their books and records; however, the proceeds estimated to be recovered by the Debtors from the accounts receivables are uncertain and could vary materially from the Debtors’ estimates.  Whether the results from the accounts receivable will, in fact, be consistent with the Debtors’ estimates is unknown and inherently speculative.

F.                                      Operating Reserve

The estimated recovery values include a reserve for estimated operating expenses to complete the Debtors’ wind down.  Any shortfalls in such estimate could materially affect the amounts otherwise distributable from assets to be sold or the proceeds realized from the pending Causes of Action.

G.                                    Employees

There can be no assurance that the Debtors will be able to retain certain key employees throughout the wind down of their business and disposition of their remaining assets.  If the Debtors are not able to retain these employees, the ability of the Debtors to maximize the value of their remaining assets may be negatively impacted.

VII.                            CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE PLAN

A.                                    General

A summary description of certain material United States federal income tax consequences of the Plan is provided below.  This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein.  Only the principal United States federal income tax consequences of the Plan for the Debtors and for Holders of Claims who are entitled to vote to accept or reject the Plan are described below.  No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan.  No rulings or determinations of the IRS or any other tax authorities have been or will be sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities.  No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to the Debtors or to any Holder of a Claim.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The discussion of United States federal income tax consequences below is based on the IRC, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Holders of Claims who are, or who hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction).  Furthermore, the following discussion does not address United States federal taxes other than income taxes.  Each Holder of a Claim is strongly urged to consult its own tax advisor regarding the United States federal, state, local and any foreign tax consequences of the transactions described herein or in the Plan.

B.                                    Certain Material United States Federal Income Tax Consequences to the Debtors

1.                                      Regular Federal Income Tax

(a)                                  Cancellation of Indebtedness Income

In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price of the debt (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of indebtedness (“COD”) income, which must be included in the debtor’s income.  However, COD income is not included in the debtor’s gross income if the discharge of indebtedness occurs in a bankruptcy case.  Rather, under the IRC, such COD income reduces certain of the debtor’s tax attributes, in most cases by the principal amount of the indebtedness forgiven.  Tax attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and asset basis.  Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such tax attributes may be available to offset taxable income that accrues between the date of the discharge and the end of the debtor’s taxable year that includes the discharge).  Any amount of COD income that exceeds the amount of available tax attributes has no United States federal income tax impact.

(b)                                  Utilization of Net Operating Losses

Following the implementation of the Plan, any NOL carryforwards and certain other tax attributes of the Debtors remaining after the application of the COD rules summarized above may be subject to the limitations imposed by section 382 of the IRC.  Under section 382 of the IRC, if a corporation that is entitled to use a NOL carryforward or certain other tax attributes (a “loss corporation”) undergoes an “ownership change,” the amount of the loss corporation’s pre-change losses (possibly including certain “built-in” losses) that may be utilized to offset taxable income accruing after the ownership change is limited to an annual amount (the “Section 382 Limitation”).  If a loss corporation does not continue its pre-change business enterprise at all times during the two-year period that begins on the date of the ownership change, the Section 382 Limitation will generally be zero.  An “ownership change” occurs when there is a more than fifty percentage point change in the stock ownership of certain shareholders (generally, those shareholders owning five percent or more of the stock, with all shareholders who own less than five percent collectively treated as one five-percent shareholder) of a loss corporation within a three-year period.  The Debtors anticipate that they may undergo an ownership change as of the Effective Date of the Plan.  Because none of the Debtors will continue its pre-change business enterprise after the Effective Date, the Debtors’ Section 382 Limitation may be zero, and the Debtors’ pre-change losses may not be available to offset taxable income accruing after the Effective Date.  The Debtors therefore may pay federal, state, local and foreign tax on income or gain that accrues after the Effective Date, which payments would reduce the amounts otherwise available for distribution under the Plan.

2.                                      Alternative Minimum Tax

A corporation or a consolidated group of corporations may incur alternative minimum tax liability even where NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax.  It is possible that the Debtors may be liable for the alternative minimum tax.

C.                                    Certain Material United States Federal Income Tax Consequences to Holders of Claims

A Holder of a Claim should generally recognize gain (or loss) to the extent that the amount realized under the Plan in respect of the Claim exceeds (or is exceeded by) the Holder’s tax basis in the Claim.  The Holder’s amount realized for this purpose will generally equal the amount of cash the Holder receives under the Plan in respect of its Claim.  The timing and amount of income, gain or loss recognized as a consequence of the distributions provided for by the Plan will depend on, among other things, whether the Holder receives multiple distributions pursuant to the Plan and whether the Debtors’ obligation to make such payments is treated as a new debt obligation for United States federal income tax purposes.  It is possible that any loss, or a portion of any gain, realized by a Holder of a Claim may have to be deferred until the Holder has received all of the distributions to which such Holder is entitled under the Plan.

A Subsequent Distribution to a Holder with respect to its Claim may be treated as a payment under a contract for the sale or exchange of such Claim to which section 483 of the IRC applies.   Under IRC section 483, a portion of the Subsequent Distribution made pursuant to the Claim may be treated as interest (“Section 483 Interest”) which would be ordinary income to the Holder.  The amount of Section 483 Interest will equal the excess of the amount of the Subsequent Distribution to which IRC section 483 applies over the present value of such Subsequent Distribution on the Effective Date, calculated using the applicable federal rate as the discount rate.  Each Holder of a Claim must include any Section 483 Interest in income using such Holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and when fixed, in the case of an accrual method holder).  The portion of such Subsequent Distribution made pursuant to a Holder’s Claim that is not treated as Section 483 Interest will be treated as discussed in the immediately preceding paragraph.

In the event that the Holder’s right to Subsequent Distributions is treated as a debt instrument for United States federal income tax purposes, the tax treatment would be as described above except that, instead of including interest income at the time of any Subsequent Distribution under IRC section 483, a Holder of a Claim would be required to include currently an amount in income as interest (based on the yield of “comparable” debt instruments) in advance of the receipt of cash relating to such Subsequent Distribution, regardless of the Holder’s method of accounting.

The United States federal income tax treatment of Holders of Claims and the character, timing and amount of income, gain or loss recognized as a consequence the distributions provided for by the Plan will depend upon, among other things, (i) the manner in which the Holder acquired the Claim; (ii) the length of time the Claim has been held; (iii) whether the Claim was acquired at a discount; (iv) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current year or in prior years; (v) whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (vi) the Holder’s method of tax accounting; and (vii) whether the Claim is an installment obligation for United States federal income tax purposes.  Therefore, each Holder of a Claim should consult its own tax advisor for information that may be relevant to its particular situation and circumstances and the particular tax consequence to such Holder as a result of the Plan.

D.                                    Allocation of Plan Distributions Between Principal and Interest

The Plan provides that, to the extent that any Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest on such indebtedness, such distribution will, to the extent permitted by applicable law, be allocated for United States federal income tax purposes first to the principal amount of the Claim and second, to the extent the distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.  Current United States federal income tax law is unclear on this point, and no assurance can be given that the IRS will not challenge the Debtors’ position.  If, contrary to the Debtors’ intended position, such a distribution were treated as allocated first to accrued but unpaid interest, a Holder of a Claim would realize ordinary income with respect to such distribution in an amount equal to the accrued but unpaid interest not already taken into income under the Holder’s method of accounting, regardless of whether the Holder otherwise would realize a loss as a result of the Plan.

E.                                      The Disputed Claims Reserve and the Supplemental Distribution Account

Under the IRC, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax.  Although the United States Treasury Department has issued certain Treasury Regulations addressing the tax treatment of such funds, the United States Treasury Department has not issued Treasury Regulations to address the tax treatment of such funds in a bankruptcy context.  Accordingly, the proper tax treatment of such funds is uncertain.  Depending on the facts and the relevant law, such funds could be treated as grantor trusts to the Debtors, grantor trusts to Holders of Claims, separately taxable trusts or otherwise.  The Debtors intend to treat the assets held in the Disputed Claims Reserve and the Supplemental Distribution Account as held by grantor trusts, the grantor and beneficiary of each of which is Reorganized Eagle Foods.  The Debtors anticipate reporting any income generated by such assets on the Debtors’ United States federal income tax returns.

F.                                      Information Reporting and Backup Withholding

Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor to the IRS.  Moreover, such reportable payments are subject to backup withholding under certain circumstances.  Under the IRC’s backup withholding rules, a Holder of a Claim may be subject to backup withholding at the applicable rate with respect to distributions or payments made pursuant to the Plan, unless the Holder:  (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the Holder is a United States person, the taxpayer identification number is correct and the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a Holder’s United States federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

G.                                    Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF A HOLDER OF A CLAIM.  ACCORDINGLY, HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

VIII.                        CONFIRMATION

A.                                    Feasibility of the Plan

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the Plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successors to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.  The Plan proposed by the Debtors provides for a liquidation of the Debtors’ remaining assets and a distribution of Cash to creditors in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan.  The ability of Reorganized Eagle Foods to make the distributions described in the Plan does not depend on future earnings of the Debtors.  Accordingly, the Debtors believe that the Plan is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.

B.                                    Acceptance of the Plan

As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by Holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan.  Thus, a Class will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number actually voting cast their Ballots in favor of acceptance.  Claim Holders who fail to vote are not counted as either accepting or rejecting a plan.

C.                                    Best Interests of Claim Holders

Even if a plan is accepted by each class of Claim Holders and Interest Holders, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all Claim Holders and Interest Holders that are impaired by the plan and that have not accepted the plan.  The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such Holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.  The best interests test does not apply to Holders of Claims that are Unimpaired.

To calculate the probable distribution to members of each impaired class of Claim Holders and Interest Holders if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its Chapter 11 case was converted to a case under Chapter 7 of the Bankruptcy Code (the “Liquidation Value”).  This Liquidation Value would consist primarily of the proceeds from a forced sale of the debtor’s assets by a Chapter 7 trustee.

If a Chapter 7 liquidation were pursued for the Debtors, the amount of Liquidation Value available to unsecured creditors would be reduced, first, by the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 Cases.  Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 case, litigation costs and claims arising from the operations of the debtor during the pendency of the Chapter 11 case.  The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests.

Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security Holders from the remaining available proceeds in liquidation.  If such probable distribution has a value greater than the distributions to be received by such creditors and equity security Holders under the plan, then the plan is not in the best interests of creditors and equity security Holders.  The Debtors believe that the members of each Class of Impaired Claims will receive more under the Plan than they would receive if the Debtors were liquidated under Chapter 7.

D.                                    Liquidation Analysis

1.                                      The Debtors

The Debtors believe that the Plan meets the “best interests of creditors” test of section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis for the Debtors is annexed hereto as Appendix C.

Specifically, substantially all of the Debtors’ assets have already been liquidated during the Chapter 11 Cases to third parties.  Therefore, the Debtors’ Estates consist primarily of the remaining proceeds from such sales, Cash and minimal additional assets.  Although the Plan’s proposed liquidation and a chapter 7 liquidation would have the same goal of liquidating the remainder of the Debtors’ Estates and distributing all of the proceeds to creditors, the Debtors believe that the Plan provides a more efficient vehicle to accomplish this goal.  Liquidating the Debtors’ Estates pursuant to a chapter 7 liquidation would require the appointment of a chapter 7 trustee.  The appointment of the chapter 7 trustee, as well as any professionals retained by the chapter 7 trustee, would increase the operating costs associated with the liquidation of the Debtors’ Estates.  Further, like the Debtors, a chapter 7 trustee would complete the liquidation of the Debtors’ remaining assets, resolve Disputed Claims and make distributions to creditors.  A chapter 7 trustee, however, would not have the benefit of the historical knowledge of the Debtors to resolve the Disputed Claims efficiently.  Therefore, the Debtors believe that a chapter 7 trustee, on average, would settle Disputed Claims for higher amounts than the Debtors, as a result of the Debtors’ knowledge of their business and the resulting Claims.  The Debtors also believe that distributions would occur in a shorter time period pursuant to the Plan than if the Debtors’ Estates were liquidated pursuant to a chapter 7 liquidation.  A conversion to chapter 7 would take time.  In addition, the chapter 7 trustee, once appointed, and any professionals hired by the chapter 7 trustee would need to gain familiarity with the Debtors and their creditors, thus delaying the initial distribution to creditors.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, the Debtors have determined that a chapter 7 liquidation might result in a substantial diminution in the value to be realized by the Holders of certain Claims and a delay in making distributions to all Classes of Claims entitled to a distribution.  Finally, the Debtors believe that Holders of Class 5 Claims and Interests would not receive any distribution in a chapter 7 liquidation.  Therefore, the Debtors believe that the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

2.                                      Liquidation Analysis Is Speculative

The Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative.  The liquidation analysis for the Debtors necessarily contains estimates of the amount of Claims that will ultimately become Allowed Claims.  These estimates are based solely upon the Debtors’ review of Claims filed and the Debtors’ books and records to date.  No Order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis.  In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that is at the lowest end of a range of reasonableness such that, for purposes of the liquidation analysis, the largest possible Chapter 7 liquidation dividend to Holders of Allowed Claims can be assessed.  The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E.                                      Confirmation Without Acceptance of All Impaired Classes:  The “Cramdown” Alternative

In the event that a Class of Claims does not accept the Plan or is deemed to have rejected the Plan, the Debtors intend to seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code.  Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it.  The Bankruptcy Court may confirm the Plan at the request of the Debtors if the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the Plan.  A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides: (1)(a) that the Claim Holders included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each Holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the Holder’s interest in the estate’s interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such Holders of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides: (1) for each Holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the Holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides: (1) that each Holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greater of the allowed amount of any fixed liquidation preference to which such Holder is entitled, any fixed redemption price to which such Holder is entitled, or the value of such interest; or (2) that the Holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property at all.

At the Confirmation Hearing, the Debtors will request confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to each class of Claims or Interests that does not or is deemed not to have accepted the Plan.  See Section X.B of this Disclosure Statement for a summary of those Claims deemed not to have accepted the Plan.

As described above, Holders of Claims and Interests in Class 5 will not receive or retain any property under the Plan on account of their Claims and Interests in such Classes.  Accordingly, under section 1126(g) of the Bankruptcy Code, such classes are presumed to have rejected the Plan.  The Debtors (a) request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Class 5 and (b) reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by the other Classes of Claims.  The Debtors believe that the Plan may be confirmed pursuant to the above-described “cramdown” provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes.  The Debtors believe that the treatment under the Plan of the Holders of Claims and Interests in Class 5 satisfies the “fair and equitable” test since, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such classes will be deemed to have rejected the Plan, no class junior to such non-accepting Class will receive or retain any property under the Plan.  In addition, the Debtors do not believe that the Plan unfairly discriminates against any dissenting Class because all dissenting Classes of equal rank are treated equally under the Plan.

F.                                      Conditions to Confirmation and/or Consummation

1.                                      Conditions to Confirmation

The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 12.3 of the Plan:

(a)                                  The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance reasonably acceptable to the Debtors after consultation with the Creditors’ Committee.

(b)                                 The Confirmation Order shall determine the approval of the substantive consolidation of the Chapter 11 Cases and Estates and shall in all other respects be in form and substance reasonably acceptable to the Debtors after consultation with the Creditors’ Committee.

2.                                      Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date:

(a)                                  The Debtors or Reorganized Eagle Foods will have Cash on hand sufficient to fund the Cash Reserves and make any other payments required to be paid under the Plan by the Debtors or Reorganized Eagle Foods on or as soon as practicable after the Effective Date.

(b)                                 The Confirmation Order shall be in form and substance acceptable to the Debtors and shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made or, if made, shall remain pending.

(c)                                  All relevant transactions set forth in Article VII of the Plan will have been entered into and all conditions precedent to the consummation thereof will have been satisfied.

(d)                                 Any order necessary to satisfy any condition to the effectiveness of the Plan will have become a Final Order, and all documents provided for under the Plan will have been executed and delivered by the parties thereto.

G.                                    Waiver of Conditions

The conditions set forth in Sections 12.1 and 12.2 of the Plan may be waived, in whole or in part, by the Debtors with the consent of the Creditors’ Committee, which consent will not be unreasonably withheld, without notice or a hearing.  The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their reasonable discretion based on the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right, which may be asserted at any time.

H.                                    Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

1.                                       Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

2.                                       Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3.                                       Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Eagle Foods may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4.                                       Resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets, including without limitation the Debtors’ owned real property;

5.                                       Enforce, implement or clarify all orders, judgments, injunctions and rulings entered by the Bankruptcy Court;

6.                                       Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

7.                                       Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

8.                                       Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

9.                                       Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

10.                                 Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

11.                                 Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of Reorganized Eagle Foods will be made as set forth in Article VII of the Plan.

12.                                 Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

13.                                 Hear and determine the Litigation Claims and any other Causes of Action by or on behalf of the Debtors or Reorganized Eagle Foods;

14.                                 Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

15.                                 Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

16.                                 Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

17.                                 Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

18.                                 Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date, (ii) the winding up of the Debtors’ or Reorganized Eagle Foods’ affairs and (iii) the activities of Reorganized Eagle Foods, including (A) challenges to or approvals of Reorganized Eagle Foods’ activities, (B) resignation, incapacity or removal of the Chief Wind Down Officer and selection of a successor Chief Wind Down Officer, (C) reporting by, termination of and accounting by Reorganized Eagle Foods and (D) release of the Chief Wind Down Officer from its duties;

19.                                 Hear and determine disputes with respect to compensation of Reorganized Eagle Foods’ professional advisors;

20.                                 Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;

21.                                 Adjudicate any and all Causes of Action, adversary proceedings, applications and contested matters that have been or hereafter are commenced or maintained in or in connection with the Chapter 11 Cases or the Plan, including, without limitation, any adversary proceeding or contested matter, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

22.                                 Hear and determine all matters relating to the enforcement and interpretation of Section 13.6 of the Plan;

23.                                 Hear and determine all matters involving Claims or Causes of Action involving any of the Debtors or their property; and

24.                                 Enter an order closing the Chapter 11 Cases.

Notwithstanding anything contained herein to the contrary, the Bankruptcy Court retains exclusive jurisdiction to hear and determine disputes concerning (i) Claims or (ii) Causes of Action and any motions to compromise or settle such disputes.  Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if Reorganized Eagle Foods chooses to pursue any Claim or Cause of Action (as applicable) in another court of competent jurisdiction, Reorganized Eagle Foods will have authority to bring such action in any other court of competent jurisdiction.

IX.                                ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords Holders of Claims the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such Holders.

If the Plan is not confirmed, however, the theoretical alternatives include (a) continuation of the pending Chapter 11 Cases, (b) an alternative chapter 11 plan or plans or (c) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

Since the Debtors have no ongoing operations, the alternatives to the Plan are very limited and not likely to benefit creditors.  Although the Debtors could theoretically file a new plan, the most likely result if the Plan is not confirmed and consummated is that the Chapter 11 Cases will be converted to cases under chapter 7 of the Bankruptcy Code.  The Debtors believe that conversion of these Chapter 11 Cases to chapter 7 would result in (i) significant delay in distributions to all creditors who would have received a distribution under the Plan and (ii) diminished recoveries for creditors.

A.                                    Continuation of the Chapter 11 Cases

If the Debtors remain in Chapter 11, the Debtors could continue to wind down their businesses and liquidate their remaining properties as Debtors in Possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code.  Ultimately, the Debtors (or other parties in interest) could propose another plan or liquidate under Chapter 7.

B.                                    Alternative Chapter 11 Plans

If the Plan is not confirmed, the Debtors, or, if the Bankruptcy Court did not grant further extensions of the Debtors’ exclusive period in which to solicit a chapter 11 plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans seeking to liquidate the Debtors’ assets.  The Debtors believe that the Plan provides the best return for all stakeholders.

C.                                    Liquidation Under Chapter 7

If no plan is confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code.  In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors.  It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims.

The Debtors believe that in liquidation under Chapter 7, before creditors receive any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the estates.  The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors’ operations and the failure to realize the greater going-concern value of the Debtors’ assets.

The liquidation analysis for the Debtors, prepared with the assistance of the Debtors’ financial advisors, is premised upon a liquidation in a Chapter 7 case and is annexed as Appendix C to this Disclosure Statement.  In the liquidation analysis, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests.

The likely form of any liquidation would be the sale of individual assets.  Based on this analysis, it is likely that a liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan.  In the opinion of the Debtors, the recoveries projected to be available in liquidation of the Debtors are not likely to afford Holders of Claims as great a realization potential as does the Plan.

X.                                    VOTING REQUIREMENTS

On January 29, 2004, the Bankruptcy Court entered the Disclosure Statement Order approving, among other things, this Disclosure Statement, setting voting procedures and scheduling the hearing on confirmation of the Plan.  A copy of the Notice of Confirmation Hearing is enclosed with this Disclosure Statement.  The Notice of the Confirmation Hearing sets forth in detail, among other things, the voting deadlines and objection deadlines.  The Notice of Confirmation Hearing and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

If you are the Holder of a Claim entitled to vote on the Plan and you have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received or (c) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact Logan & Company, Incorporated, at the following address:

LOGAN & COMPANY, INC.

ATTN: EAGLE FOOD CENTERS, INC., ET AL.

546 VALLEY ROAD

UPPER MONTCLAIR, NEW JERSEY 07043

The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases.  In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law and, under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the dissent of one or more such Classes, (b) the Plan is “feasible” under section 1129(a)(11) of the Bankruptcy Code and (c) the Plan is in the “best interests” of all Claim Holders, which means that such Holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code.  The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan.  Thus, even if all the Classes of Impaired Claims against the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the Holders of Claims against the Debtors.  These statutory conditions to confirmation are discussed above.

UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DISCLOSURE STATEMENT ORDER PROVIDES FOR THE REJECTION OF SUCH BALLOT AS INVALID AND, THEREFORE, SUCH BALLOT WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN.  IN NO CASE SHOULD A BALLOT BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.                                    Parties in Interest Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the Holder thereof, or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, a Holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is “allowed” for voting purposes, which means generally that no party in interest has objected to such claim or interest as of the Voting Deadline, and (2) the claim or interest is impaired by the Plan.  If the Holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such Holder to have rejected the plan.  If the claim or interest is not impaired, the Bankruptcy Code deems that the Holder of such claim or interest has accepted the plan and the plan proponent need not solicit such Holder’s vote.

The Holder of a Claim against the Debtors that is “impaired” under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides for a distribution in respect of such Claim, and (2) (a) the Claim has been scheduled by the Debtors (and such claim is not scheduled as disputed, contingent or unliquidated), or (b) it has filed a proof of claim on or before the bar date applicable to such Holder, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 3003 and 3018.  Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, except to the extent that a portion of such Claim has not been objected to, unless the Bankruptcy Court, pursuant to Federal Rule of Bankruptcy Procedure 3018(a), upon application of the Holder of the Claim with respect to which there has been an objection, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  The Disclosure Statement Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

B.                                    Classes Impaired Under the Plan

1.                                      Voting Impaired Classes of Claims

The following Classes are Impaired under, and entitled to vote on, the Plan:

Class 3                       (General Unsecured Claims and Prepetition Notes Claims)

Class 4                       (General Unsecured Convenience Claims)

2.                                      Non-Voting Impaired Classes of Claims and Interests

The Class listed below is not entitled to receive or retain any property under the Plan.  Under section 1126(g) of the Bankruptcy Code, Interest Holders in such Class are deemed to reject the Plan, and the votes of such Interest Holders will not be solicited.

Class 5                       (Old Equity Interests and Subordinated Claims)

3.                                      Unimpaired Classes of Claims

The Classes of Claims listed below are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plan.  Their votes to accept or reject the Plan will not be solicited.  Acceptances of the Plan are being solicited only from those who hold Claims in an Impaired Class whose members will receive a distribution under the Plan.

Class 1                       (Secured Claims)

Class 2                       (Non-Tax Priority Claims)

XI.                                CONCLUSION

This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing.  The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit Claim Holders and Interest Holders to make an informed judgment about the Plan.  Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

A.                                    Hearing on and Objections to Confirmation

1.                                      Confirmation Hearing

The hearing on confirmation of the Plan has been scheduled for March 25, 2004, at 11:00 a.m. (Prevailing Central Time).  Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during or as a result of that hearing, without further notice to parties in interest.

2.                                      Date Set for Filing Objections to Confirmation

The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for March 12 , 2004, at 4:00 p.m. (Prevailing Central Time).  A copy of the Confirmation Hearing Notice has been provided with this Disclosure Statement.

B.                                    Recommendation

The Plan provides for an equitable and timely distribution to the Debtors’ Creditors.  The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs.  Moreover, the Debtors believe that creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in a Chapter 7 liquidation.

AFTER CONSULTATION WITH THE DEBTORS, THE CREDITORS’ COMMITTEE BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST THE DEBTORS.  ACCORDINGLY, THE CREDITORS’ COMMITTEE STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

Dated:             Chicago, Illinois

January 29, 2004

Respectfully submitted,

EAGLE FOOD CENTERS, INC.
(for itself and on behalf of the Affiliate Debtors)

	By:	/s/ Randall D. McMurray
	Name:	Randall D. McMurray
	Title:	Acting Chief Financial Officer of Eagle Food Centers, Inc., and authorized signatory for each and every Affiliate Debtor

John Wm. Butler, Jr.
George N. Panagakis
Ron E. Meisler
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285 (312) 407-0700

ATTORNEYS FOR THE DEBTORS AND DEBTORS-IN-POSSESSION

APPENDIX A

FIRST AMENDED JOINT PLAN OF LIQUIDATION OF
EAGLE FOOD CENTERS, INC., AND ITS AFFILIATED DEBTORS

APPENDIX B

PREPETITION CORPORATE STRUCTURE CHART

PREPETITION CORPORATE STRUCTURE